SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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NATIONAL INTERSTATE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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3250 Interstate Drive

Richfield, Ohio 44286

Notice of Annual Meeting of Shareholders

and Proxy Statement

To Be Held On April 29, 2009

Dear Shareholder:

We invite you to attend our Annual Meeting of Shareholders on Wednesday, April 29, 2009 at 9:00 AM, Eastern Daylight Saving Time, at 3250 Interstate Drive, Richfield, Ohio. At the meeting, we will report on our operations and you will have an opportunity to meet our directors and executives.

This booklet includes the formal notice of the meeting and the Proxy Statement. The Proxy Statement tells you more about the agenda and procedures for the meeting. It also describes how our Board of Directors operates, provides information about the director candidates and discusses our executive compensation information.

All shareholders are important to us. We want your shares to be represented at the meeting and urge you to vote by promptly returning a properly completed proxy form.

Sincerely,

David W. Michelson President and Chief Executive Officer

Richfield, Ohio

March 30, 2009

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

OF NATIONAL INTERSTATE CORPORATION

Date:	Wednesday, April 29, 2009

Time:	9:00 AM Eastern Daylight Saving Time

Place:	3250 Interstate Drive Richfield, Ohio 44286

Purpose:	1. Elect as directors four Class I nominees named in the proxy statement and recommended by the Board of Directors 2. Approval of the National Interstate Corporation Long Term Incentive Plan

3. Ratify appointment of Ernst & Young LLP as our independent registered public accounting firm

4. Conduct other business if properly raised

Record Date:	March 3, 2009—Shareholders registered in our records or our agents’ records on that date are entitled to receive notice of and to vote at the meeting.

Mailing Date:	The approximate mailing date of this Proxy Statement and accompanying proxy form is March 30, 2009.

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Shareholders to be held on April 29, 2009:

The proxy statement, proxy card and Annual Report on Form 10-K for the year ended December 31, 2008 are available at our “Investor Relations” internet website at http://invest.natl.com

Your vote is important

Whether or not you attend the meeting, you may vote by mailing a signed proxy form, which is the bottom portion of the enclosed perforated form. If you do attend the meeting, you may either vote by proxy or revoke your proxy and vote in person. You may also revoke your proxy in writing at any time before the vote is taken at the meeting by submitting a later-dated proxy form.

We make available, free of charge on our website, all of our filings that are made electronically with the Securities and Exchange Commission, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our investor relations website (http://invest.natl.com) and click on the “Financial Information” tab at the right. Copies of our Annual Report on Form 10-K for the year ended December 31, 2008, including financial statements and schedules thereto, filed with the Securities and Exchange Commission, are also available without charge to shareholders upon written request addressed to:

Gary N. Monda

Vice President

National Interstate Corporation

3250 Interstate Drive

Richfield, Ohio 44286

GENERAL INFORMATION

This statement is furnished in connection with the solicitation of proxies for use at our Annual Meeting of Shareholders to be held at 9:00 AM, Eastern Daylight Saving Time, on Wednesday, April 29, 2009, at 3250 Interstate Drive, Richfield, Ohio 44286, and at any adjournment thereof. This statement, our Annual Report to Shareholders for the fiscal year ended December 31, 2008, and the accompanying proxy will be sent to shareholders on or about March 30, 2009.

Record Date; Shares Outstanding

As of March 3, 2009, the record date for determining shareholders entitled to notice of and to vote at the meeting, we had approximately 19,391,896 shares of common stock deemed outstanding and eligible to vote, which excludes 2,510,000 shares owned by one of our subsidiaries. Under Ohio law, shares held by subsidiaries are not entitled to vote and are therefore not considered to be outstanding for purposes of the meeting. Each share of outstanding common stock is entitled to one vote on each matter to be presented at the meeting. Abstentions (including instructions to withhold authority to vote for one or more nominees) and broker non-votes are counted for purposes of determining a quorum, but will have no effect on the outcome of any matter voted on at the meeting.

Cumulative Voting

Shareholders have cumulative voting rights in the election of directors and one vote per share on all other matters. Cumulative voting allows a shareholder to multiply the number of shares owned on the record date by the number of directors to be elected and to cast the total for one nominee or distribute the votes among the nominees, as the shareholder desires. Nominees who receive the greatest number of votes will be elected. In order to invoke cumulative voting, notice of cumulative voting must be given in writing to our Secretary not less than 48 hours before the Annual Meeting.

Proxies and Voting Procedures

Solicitation of proxies through the mail, in person and otherwise, is conducted by management at the direction of our Board of Directors, without additional compensation. We will pay all costs of soliciting proxies. In addition, we will request brokers and other custodians, nominees and fiduciaries to forward proxy-soliciting material to the beneficial owners of shares held of record by such persons at our expense.

Registered shareholders may vote by completing a proxy form and mailing it to our proxy tabulator, National City Bank, now a part of PNC. To vote, shareholders should complete and sign the bottom portion of the proxy form and return only that portion to the proxy tabulator. Shareholders whose shares are held in the name of a broker, bank or other nominee should refer to the proxy card or the information forwarded by such broker, bank or other nominee to see what voting options are available to them.

If a choice is specified on a properly executed proxy form, the shares will be voted accordingly. If a proxy form is signed without a preference indicated, those shares will be voted “FOR” the election of the four nominees recommended by our Board of Directors, “FOR” the approval of the National Interstate Corporation Long Term Incentive Plan and “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm. The authority solicited by this Proxy Statement includes discretionary authority to cumulate votes in the election of directors. If any other matters properly come before the meeting or any adjournment thereof, each properly executed proxy form will be voted in the discretion of the proxies named therein.

A shareholder may revoke a prior proxy by writing to our Secretary at our principal offices or by properly executing and delivering a proxy bearing a later date. In addition, persons attending the meeting in person may withdraw their proxies at the meeting and then vote in person.

With respect to Proposal No. 1, the four nominees who receive the greatest number of votes will be elected. Proposals No. 2 and 3 will be adopted only if they receive approval of a majority vote of those shares cast at the meeting.

Adjournment and Other Matters

Approval of a motion for adjournment or other matters brought before the meeting requires the affirmative vote of a majority of the shares voting at the meeting. We know of no other matters to be presented at the meeting other than those stated in this document.

MATTERS TO BE CONSIDERED

Proposal No. 1 Elect Four Directors

The Board of Directors oversees our management on your behalf. The Board reviews our long-term strategic plans and exercises direct decision-making authority in key areas such as choosing the president and chief executive officer, setting the scope of their respective authority to manage our business day-to-day and evaluating management’s performance.

Our Board of Directors is currently comprised of eight directors divided into two classes. Each director serves for a two-year term, with Class I directors elected in odd numbered years and Class II directors elected in even numbered years. The term for our Class I directors expires at this year’s Annual Meeting of Shareholders. Joseph E. (Jeff) Consolino, Theodore H. Elliott, Jr., Gary J. Gruber and Donald D. Larson are our current Class I directors. Keith A. Jensen, James C. Kennedy, Joel Schiavone and Alan R. Spachman are our current Class II directors. During 2008, the entire Board of Directors met eleven times. We expect our directors to attend the Annual Meeting of Shareholders. Seven of our eight directors attended the Annual Meeting of Shareholders held on April 30, 2008. No director attended fewer than 75 percent of the aggregate number of meetings of the Board and Board committees on which he served.

After considering all relevant facts and circumstances, including those described under “Certain Relationships and Related Transactions” beginning on page 37 of this Proxy Statement, our Board of Directors has determined that three of our current eight directors, Mr. Consolino, Mr. Elliott and Mr. Schiavone are “independent” in accordance with Nasdaq Global Select Market listing standards and Securities and Exchange Commission regulations. We are not required to have a majority of independent directors on our Board as would otherwise be required by the rules of the Nasdaq Global Select Market because of the “controlled company” exemption from these rules that applies to companies where more than 50% of the shareholder voting power is held by an individual, a group or another company. As described elsewhere in this Proxy Statement, Great American Insurance Company holds approximately 53% of our voting power.

Our Board of Directors, acting on the advice of its Nominating/Governance Committee, has nominated four individuals to hold office until the 2011 Annual Meeting of Shareholders or until their successors are elected and qualified. If any of the nominees should become unable to serve as a director, the proxies will be voted for any substitute nominee designated by our Board of Directors but, in any event, no proxy may be voted for more than four nominees. The four nominees who receive the greatest number of votes will be elected.

The nominees for election as Class I members of the Board of Directors are:

Joseph E. (Jeff) Consolino Director since May 2006	Mr. Consolino is executive vice president and chief financial officer for Validus Holdings, Ltd., a Bermuda-based reinsurance company. Prior to joining Validus in March 2006, Mr. Consolino was a managing director in Merrill Lynch’s Financial Institutions Group specializing in insurance company advisory and financing transactions. Mr. Consolino also serves as a director for AmWINS Group, Inc., a wholesale insurance brokerage based in Charlotte, North Carolina. Mr. Consolino is the Chair of the Audit Committee and a member of the Compensation Committee.

Theodore H. Elliott, Jr. Director since 1989	Since 1981, Mr. Elliott has been in the venture capital business as the chairman of Prime Capital Management Company, Inc. and as a private investor. Prime Capital was one of our founding investors in 1989. Prior to Prime Capital Management, Mr. Elliott was vice president of General Electric’s venture capital subsidiary. Mr. Elliott is a director of ION Geophysical Corporation (NYSE). Mr. Elliott is a member of the Audit and Compensation Committees.

Gary J. Gruber Director since April 1991	Mr. Gruber serves as senior vice president of Great American Insurance Company, our largest shareholder. Mr. Gruber joined Great American Insurance Company in 1977 and has held a variety of financial, management and officer positions since 1990. Mr. Gruber has served as a director of Great American Insurance Company since 1993. Mr. Gruber is a member of the Nominating/Governance Committee.

Donald D. Larson Director since April 1991	Mr. Larson served as our Chairman from 1993 until 2004. Mr. Larson has served as executive vice president and president, specialty group, for the Great American Property and Casualty Insurance Group since 1999. Mr. Larson began his career with American Financial Group, Inc., parent of our largest shareholder, in 1973 and joined Great American Insurance Company, our largest shareholder, in 1981. Mr. Larson has served as a director of Great American Insurance Company since 1988. Mr. Larson is the Chair of the Compensation Committee and a member of the Nominating/Governance Committee.

Below is information about our Class II directors:

Keith A. Jensen Director since April 2000	Mr. Jensen has served as senior vice president of American Financial Group, Inc., parent of our largest shareholder, since 1999 and was named its chief financial officer in January 2005. Mr. Jensen joined the Great American Property and Casualty Insurance Group in 1999 as senior vice president and chief financial officer and was promoted to executive vice president in 2004. Mr. Jensen has served on the Board of Directors of Great American Insurance Company, our largest shareholder, since 1999. From February 2003 to December 2003, Mr. Jensen served on the Board of Directors of Infinity Property & Casualty Corporation. Before working with American Financial Group, Inc., Mr. Jensen was a partner with Deloitte & Touche LLP. Mr. Jensen is a member of the Compensation Committee.

James C. Kennedy Director since January 2005	Mr. Kennedy has been the vice president, deputy general counsel and secretary of American Financial Group, Inc., parent of our largest shareholder, since 1998. Mr. Kennedy joined American Financial Group, Inc. in 1976, was named secretary in 1984, deputy general counsel in 1988 and vice president in 1998. Mr. Kennedy is the Chair of the Nominating/Governance Committee.

Joel Schiavone Director from January 1989 until December 1989 and then re-elected in 2001	Since 1999, Mr. Schiavone has been the managing partner of several privately-held New Haven, Connecticut based real estate companies. Prior to that, Mr. Schiavone was the owner and chief executive officer of Schiavone Corporation, a holding company for a variety of investments. Mr. Schiavone is a member of the Audit and Nominating/Governance Committees.

Alan R. Spachman Director since 1989	Alan R. Spachman is our founder, and has served as Chairman since 2004. Mr. Spachman served as the chief executive since our inception in 1989 through 2007, and continues to transition his management responsibilities and develop new growth opportunities for us. From 1984 to 1988, Mr. Spachman was a senior vice president at Progressive Corporation, where he initiated its passenger transportation insurance business. In addition to his insurance experience, Mr. Spachman previously held various labor relations and human resource management positions with Collins and Aikman, Inc. and Frito-Lay, Inc.

Our Board of Directors recommends that shareholders vote FOR the election of these four Class I nominees as directors.

Proposal No. 2 Approval of the National Interstate Corporation Long Term Incentive Plan

We are requesting your approval of the National Interstate Corporation Long Term Incentive Plan (the “LTIP”). The LTIP was adopted by our Board of Directors and approved by shareholders on October 18, 2004, prior to our initial public offering. Even though the LTIP continues to be in full force and effect after the initial public offering, shareholder approval is required to ensure that certain awards granted under the LTIP continue to comply with the performance-based compensation exception to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

Section 162(m) of the Internal Revenue Code provides that a public company cannot take a federal income tax deduction for compensation paid to any “covered employee” to the extent the compensation exceeds $1 million in any tax year. A “covered employee” is any employee who on the last day of the tax year is either (1) the Chief Executive Officer or (2) among the other three highest compensated executive officers (other than the Chief Financial Officer). This deduction limitation does not, however, apply to certain performance-based compensation, including stock options and other performance-based awards granted under a plan approved by shareholders. In addition, the deduction limitation does not apply to any compensation paid pursuant to a plan that existed during the period in which a corporation was not publicly held, to the extent the prospectus accompanying the initial public offering disclosed information concerning such plan that satisfied all applicable securities laws. However, the foregoing exception may be relied upon only for awards made before the earliest of (1) the expiration of the plan; (2) the material modification of the plan; (3) the issuance of all shares allocated under the plan; or (4) the first meeting of shareholders at which Directors are elected occurring after the close of the third calendar year following the calendar year in which the initial public offering occurs.

For this reason, awards granted under the LTIP prior to the 2009 annual meeting are eligible to qualify for the performance-based compensation exception. In order for certain awards granted after that meeting to qualify for the performance-based compensation exception, our shareholders must approve the material terms of the LTIP. If our shareholders do not approve the LTIP, then we will not grant any awards under the plan that are intended to qualify for the performance-based compensation exception to Section 162(m) of the Internal Revenue Code. This means that stock options, appreciation rights and other performance-based awards granted under the plan to our covered employees after the 2009 annual meeting may not be deductible by us for federal income tax purposes, depending on the facts and circumstances.

The complete text of the LTIP is attached as Appendix A to this proxy statement. The following summary of the LTIP does not purport to be complete and is qualified in its entirety by reference to Appendix A.

General

The LTIP provides for the grant of incentive awards, including incentive stock options, stock appreciation rights, performance units, performance shares, restricted shares, deferred shares, other awards relating to our common shares and dividend equivalents to key employees, consultants and non-employee Directors.

Administration and Amendments

The Compensation Committee administers and interprets the LTIP, except with respect to awards granted to non-employee Directors, which are administered by our entire Board. The LTIP may be amended by our Board as long as any amendment that must be approved by our shareholders in order to comply with applicable law or the rules of any securities exchange on which our common shares are traded or quoted is not effective until shareholder approval has been obtained.

Shares Available; Adjustment

We have reserved a total of 1,338,800 common shares for issuance or transfer for awards under the LTIP, subject to adjustment in the event of forfeitures, transfers of common shares to us in payment of the exercise price or tax withholding amounts. The closing price of our common shares on March 3, 2009 as reported on the Nasdaq Global Select Market was $14.08 per share.

Of the total number of common shares that are available under the LTIP, the number of shares that may be issued upon exercise of incentive stock options may not exceed 921,200 shares. During any calendar year, no participant may be granted option rights and appreciation rights, in the aggregate, for more than 115,200 shares, nor shall any participant be granted performance shares, restricted shares specifying management objectives or other share-based awards specifying management objectives, in the aggregate, for more than 69,000 shares, nor shall any participant be granted performance units having an aggregate maximum value in excess of $375,000. During any calendar year, no non-employee Director may be granted awards for more than 69,000 shares. The number of shares covered by outstanding awards, the number of shares reserved for issuance under the LTIP and other share limits contained in the LTIP are subject to adjustment in the event of stock splits, stock dividends, recapitalizations and other similar events.

Eligibility

Any officer, key employee or consultant of the company or its subsidiaries (or any individual who has agreed to commence serving in any such capacities within 90 days of the date of grant), and our non-employee Directors may be selected by the Compensation Committee to receive benefits under the LTIP. Accordingly, approximately 15 officers and three non-employee Directors may be eligible for awards under the LTIP.

Officers, key employees and consultants may be granted each type of award available under the LTIP. Non-employee Directors may be granted nonqualified stock options, appreciation rights, restricted shares, deferred shares and other share-based awards, but are not eligible for grants of incentive stock options, performance shares or performance units. At this time, however, the Compensation Committee anticipates that only our officers and non-employee Directors will receive awards under the LTIP.

The Compensation Committee may provide for special terms for awards to participants who are foreign nationals or who are employed by us outside the United States as the Compensation Committee may deem necessary or appropriate to accommodate differences in local law, tax policy or custom.

Stock Options

The Compensation Committee may, in its discretion, award option rights to participants that provide the right to purchase common shares at a specified price, which may not be less than their fair market value on the date of grant. Option rights may include incentive stock options or nonqualified stock options. No option rights may be exercised more than ten years from the date of grant. Each grant must specify the period of continuous employment that is necessary before the option rights become exercisable, and may provide for the earlier exercise of such option rights in the event of a change in control of the company, retirement, death or disability of the optionee, or other similar transaction or event approved by the Compensation Committee. Any grant of option rights may specify management objectives (as described below) that must be achieved as a condition to exercise such rights.

Appreciation Rights

The Compensation Committee may, in its discretion, award appreciation rights to participants. Appreciation rights represent the right to receive an amount, determined by the Compensation Committee and expressed as a percentage, not exceeding 100 percent, of the difference between the base price established for such appreciation rights (not less than the fair market value of a share on the date of grant) and the market value of our common shares on the date the appreciation rights are exercised. Appreciation rights may be granted in tandem (granted with option rights to provide an alternative to exercise of the option rights) or freestanding and payable in cash, in common shares or in any combination thereof.

Each grant must specify the period of continuous employment that is necessary before the appreciation rights become exercisable, and may provide for the earlier exercise of the appreciation rights in the event of a change in control of the company, retirement, death or disability of the employee or other similar transaction or event approved by the Compensation Committee. Any grant of stock appreciation rights may specify management objectives (as described below) that must be achieved as a condition to exercise such rights.

Performance Shares and Performance Units

The Compensation Committee may, in its discretion, award performance shares and/or performance units to participants. A performance share is the equivalent of one common share and a performance unit is the equivalent of $1.00. The participant will be given one or more management objectives (as described below) to meet within a specified period (the “performance period”). The Compensation Committee will also establish a minimum level of acceptable achievement. If by the end of the performance period, the participant has achieved the specified management objectives, the participant will be deemed to have fully earned the performance shares or performance units. If the participant has not achieved the management objectives, but has attained or exceeded a predetermined minimum level of acceptable achievement, the participant will be deemed to have partly earned the performance shares or performance units in accordance with a predetermined formula. To the extent earned, the performance shares or performance units will be paid to the participant at the time and in the manner determined by the Compensation Committee in cash, common shares or any combination thereof. The grant may provide for the payment of dividend equivalents in cash or in common shares on a current, deferred or contingent basis. The grant may also provide for the earlier termination of the performance period in the event of a change in control of the company, retirement, death or disability of the participant or other similar transaction or event approved by the Compensation Committee.

Restricted Shares

The Compensation Committee may, in its discretion, award restricted shares to participants, which constitute an immediate transfer of ownership to the recipient in consideration of the performance of services. The participant has dividend and voting rights on such shares. Restricted shares must be subject to a “substantial risk of forfeiture” for a period determined by the Compensation Committee on the date of the grant, and may provide for the earlier termination of the forfeiture provisions in the event of a change in control of the company, retirement, death or disability of the participant or other similar transaction or event approved by the Compensation Committee. In order to enforce these forfeiture provisions, the transferability of restricted shares will be prohibited or restricted in the manner prescribed by the Compensation Committee on the date of grant for the period during which such forfeiture provisions are to continue.

Any grant of restricted shares may specify management objectives which, if achieved, will result in termination or early termination of the restrictions applicable to such shares. Any such grant may also specify in respect of such specified management objectives, a minimum acceptable level of achievement and must set forth a formula for determining the number of restricted shares on which restrictions will terminate if performance is at or above the minimum level, but below full achievement of the specified management objectives.

Deferred Shares

The Compensation Committee may, in its discretion, award deferred shares to participants, which constitute an agreement to deliver common shares in the future subject to the terms and conditions established by the Compensation Committee. Prior to the delivery of such shares, the participant has no right to vote or receive dividends on the deferred shares, but the Compensation Committee may authorize the payment of dividend equivalents with respect to the deferred shares in cash or common shares on a current, deferred or contingent basis. The Compensation Committee must fix a restriction period at the time of grant, and may provide for the earlier termination of the restriction period in the event of a change in control of the company, retirement, death or disability of the employee or other similar transaction or event approved by the Compensation Committee.

Other Awards

The Compensation Committee may, subject to limitations under applicable law, grant to any participant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, common shares or factors that may influence the value of common shares. The Compensation Committee may also grant cash awards as an element of or supplement to any other award granted under the LTIP. The Compensation Committee will determine the terms and conditions of these awards.

Non-employee Directors

The Board may, from time to time and upon such terms and conditions as it may determine, authorize the grant to non-employee Directors of option rights (that are not intended to qualify as incentive stock options), appreciation rights, restricted shares, deferred shares, or any combination of the foregoing. Each such grant shall be upon terms and conditions consistent with the above description of such awards.

Management Objectives

The LTIP requires that the Compensation Committee establish “management objectives” for purposes of performance shares and performance units. When so determined by the Compensation Committee, option rights, appreciation rights and restricted shares may also specify management objectives.

Management objectives may be described in terms of either company-wide objectives or objectives that are related to the performance of the individual participant or subsidiary, division, department, region or function within the company or a subsidiary in which the participant is employed. Management objectives applicable to any award to a participant who is, or is determined by the Compensation Committee likely to become, a “covered employee” within the meaning of Section 162(m)(3) of the Internal Revenue Code (and that is intended to qualify for the performance-based compensation exception to Section 162(m) of the Internal Revenue Code) will be limited to specified levels of or growth in one or more of the following criteria: revenues, earnings from operations, earnings from underwriting activities, earnings from investment activities, earnings before or after interest and taxes, net income, cash flow, earnings per share, debt to capital ratio, economic value added, return on total capital, return on invested capital, return on equity, return on assets, total return to stockholders’ earnings before or after interest, depreciation, amortization or extraordinary or special items, return on investment, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, cash flow in excess of cost of capital, operating margin, profit margin, stock price and/or strategic business criteria consisting of one or more objectives based on meeting specified product development, strategic partnering, research and development, market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology and goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures. Except in the case of a covered employee where such modification would result in the loss of an otherwise available exemption under Section 162(m) of the Internal Revenue Code, if the Compensation Committee determines that a change in our business, operations, corporate structure or capital structure of the company, or the manner in which we conduct our business, or other events or circumstances render the management objectives unsuitable, the Compensation Committee may modify such management objectives, in whole or in part, as the Compensation Committee deems appropriate and equitable.

Transferability

Except as otherwise determined by the Compensation Committee, option rights, appreciation rights and any other derivative security granted under the LTIP will not be transferable by a participant other than by will or the laws of descent and distribution. Except as otherwise determined by the Compensation Committee, option rights and appreciation rights are exercisable during a participant’s lifetime only by him or her or by his or her guardian or legal representative. Any award made under the LTIP may provide that any common shares issued or transferred as a result of the award will be subject to further restrictions upon transfer.

Adjustments

The Compensation Committee shall make or provide for such adjustments in the numbers of common shares covered by outstanding option rights, appreciation rights, performance shares, deferred shares and other share-based awards, in the option price and base price provided in outstanding options and appreciation rights, and in the kind of shares covered thereby, as the Compensation Committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of participants that would otherwise result from (1) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the company, (2) any merger, consolidation, spinoff, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (3) any other corporate transaction or event having an effect similar to any of the foregoing. In the event of any such transaction or event, the Compensation Committee may provide in substitution for any or all of the outstanding awards under the LTIP such alternative consideration (or no consideration) as it may in good faith determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced.

Miscellaneous

The Compensation Committee may permit participants to elect to defer the issuance of common shares or the settlement of awards in cash under the LTIP pursuant to such rules, procedures or programs as it may establish. The Compensation Committee is not permitted to grant stock options or appreciation rights at an exercise price that is less than the fair market value of the underlying shares on the date of grant (i.e., “in-the-money” options) and may not “re-price” outstanding option rights or appreciation rights granted under the LTIP without the approval of our shareholders.

Acceleration of Awards

Where the Compensation Committee has established conditions to the exercisability or retention of certain awards, the LTIP allows the Compensation Committee to take action in its sole discretion at or after the date of grant to adjust such conditions in certain circumstances, including in the case of a change in control of the company or the death, disability, retirement or hardship of a participant. With respect to all stock option and restricted share awards granted under the LTIP since our initial public offering, the Compensation Committee has exercised this discretion by including a provision in each award agreement requiring the acceleration of awards in the event of a change in control in the company. Generally, a change in control will be deemed to have occurred if (1) any person or group becomes the beneficial owner of 30% or more of the combined voting power of our outstanding securities (subject to certain exceptions), (2) there is a change in the majority of our Board of Directors, (3) certain corporate reorganizations take place where the existing shareholders do not retain more than 51% of the combined voting power of the outstanding securities or (4) our shareholders approve a complete liquidation or dissolution.

Awards Under the LTIP

Because it is within the discretion of our Compensation Committee or the Board, as applicable, to determine which officers, key employees, consultants and non-employee Directors will receive awards, and the amount and type of awards received, it is not presently possible to determine the number of individuals to whom awards will be made in the future under the LTIP or the amount of the awards.

Federal Income Tax Consequences

The following is a brief summary of the federal income tax consequences of certain transactions under the LTIP. The discussion is general in nature and does not take into account a number of considerations which may apply in light of the circumstances of a particular participant under the LTIP. The income tax consequences under applicable state and local tax laws may not be the same as under federal income tax laws.

Non-Qualified Stock Options. A participant will not recognize taxable income at the time of grant of a non-qualified stock option, and we will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the shares purchased over their exercise price, and we generally will be entitled to a corresponding deduction. At the time of sale of common shares acquired upon exercise of a non-qualified stock option, appreciation (or depreciation) in value of the common shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) to the participant, depending on how long the shares have been held.

Incentive Stock Options. A participant will not recognize taxable income at the time of grant of an incentive stock option. A participant will not recognize taxable income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option. If the shares acquired by exercise of an incentive stock option are held for the longer of two years from the date the option was granted and one year from the date the shares were transferred, any gain or loss arising from a subsequent disposition of such shares will be taxed as long-term capital gain or loss, and we will not be entitled to any deduction. If, however, such shares are disposed of within such two or one year periods, then in the year of such disposition the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of the amount realized upon such disposition and the fair market value of such shares on the date of exercise over the exercise price, and we generally will be entitled to a corresponding deduction.

Appreciation Rights. A participant will not recognize taxable income at the time of grant of an appreciation right, and we will not be entitled to a tax deduction at such time. Upon exercise, a participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) equal to the fair market value of any shares delivered and the amount of cash paid by us, and we generally will be entitled to a corresponding deduction.

Performance Shares. A participant will not recognize taxable income at the time of grant of performance shares, and we will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of settlement of the award equal to the fair market value of any shares or property delivered and the amount of cash paid by us, and we will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Internal Revenue Code apply.

Restricted Shares. A participant will not recognize taxable income at the time of grant of shares of restricted stock, and we will not be entitled to a tax deduction at such time, unless the participant makes an election under Section 83(b) of the Internal Revenue Code to be taxed at such time. If such election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of the grant equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the restrictions lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. We are entitled to a corresponding deduction at the time the ordinary income is recognized by the participant, except to the extent the deduction limits of Section 162(m) of the Internal Revenue Code apply. In addition, a participant receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions lapse will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee), rather than dividend income. We will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Internal Revenue Code apply.

Deferred Shares. Generally, a participant will not recognize taxable income at the time of grant of deferred shares, and we will not be entitled to a tax deduction at such time. The participant will be subject to tax at ordinary income rates on the fair market value of unrestricted common shares on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such deferred shares), and the capital gain/loss holding period for such shares will also commence on that date.

Other Share-Based Awards. The recipient of a share-based award other than an award described above generally will be subject to tax at ordinary income rates on the fair market value of common shares on the date of grant of the share-based award, and the capital gain/loss holding period for such shares also will commence on such date.

Dividend Equivalents. Any dividend equivalents awarded with respect to awards granted under the LTIP and paid in cash or unrestricted common shares will be taxed to the participant at ordinary income rates when received by the participant.

Section 409A. Awards granted under the LTIP will be designed and administered in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Internal Revenue Code.

Because the tax consequences to a participant may vary depending on his or her individual circumstances, each participant should consult his or her personal tax advisor regarding the federal and any state, local, foreign or other consequences to him or her.

Tax Consequences to the Company. To the extent that a participant recognizes ordinary income in the circumstances described above, the company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, (1) the income meets the test of reasonableness, (2) is an ordinary and necessary business expense, (3) is not an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code and (4) is not disallowed by the $1 million limitation on certain executive compensation.

Term

The LTIP will terminate in 2014, but awards effective at the time of the termination of the LTIP will continue in accordance with their terms.

Vote Required

Approval of the LTIP will require the affirmative vote of the holders of a majority of our outstanding common shares represented in person or by proxy at the annual meeting.

Our Board of Directors recommends that shareholders vote FOR the approval of the National Interstate Corporation Long Term Incentive Plan.

Proposal No. 3 Ratification of Our Independent Registered Public Accounting Firm

Our Audit Committee Charter provides that the Audit Committee shall recommend annually to the Board of Directors the appointment of an independent registered public accounting firm to serve as auditors. In April 2009, the Audit Committee expects to recommend the appointment of Ernst & Young LLP to serve as auditors for the year ending December 31, 2009. Ernst & Young LLP (or its predecessor) has served as our independent registered public accounting firm since our formation in 1989.

Both our Board of Directors and Audit Committee would like to know the opinion of shareholders regarding the appointment of Ernst & Young LLP as auditors for the year ending December 31, 2009. For this reason, shareholders are being asked to ratify this appointment. If the shareholders do not ratify the appointment, our Audit Committee and Board of Directors will take that fact into consideration, but may, nevertheless, continue to retain Ernst & Young LLP. We may also engage a different independent registered public accounting firm at any time during the year if our Audit Committee and Board of Directors determine that such a change would be in our best interests.

Audit Fees and Non-Audit Fees

The following table presents fees for professional audit services by Ernst & Young LLP for the audit of our annual financial statements for the years ended December 31, 2008 and December 31, 2007, and fees billed for other services rendered by them during these periods.

	2008	2007
Audit fees (1)	$751,600	$790,495
Tax fees (2)	15,000	15,225
All other fees (3)	2,656	2,656

Total	$769,256	$808,376

(1)	Ernst & Young LLP’s aggregate fees for services related to the audits of the U.S. generally accepted accounting principles financial statements, statutory insurance company audits, reviews of Securities and Exchange Commission filings and for quarterly reviews.
(2)	Ernst & Young LLP’s tax fees included charges related to the review of federal and state tax returns.
(3)	All other fees are related to an EYOnline subscription, which we use to conduct financial research.

Representatives of Ernst & Young LLP are expected to be at the meeting and will be given the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions from shareholders.

Our Board of Directors recommends that shareholders vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2009.

PRINCIPAL SHAREHOLDERS

The following shareholders are the only persons known by us to beneficially own 5% or more of our outstanding common shares as of March 3, 2009:

Name and Address of Beneficial Owner	Common Shares Held (1)	Percent of Class	Percent of Voting Power (2)
Great American Insurance Company 530 Walnut Street Cincinnati, Ohio 45202	10,200,000	46.6%	52.6%

Alan R. Spachman c/o National Interstate Corporation 3250 Interstate Drive Richfield, Ohio 44286	2,394,000	10.9%	12.3%

T. Rowe Price Associates, Inc. (3) 100 E. Pratt Street Baltimore, Maryland 21202	1,939,300	8.9%	10.0%

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 and generally includes voting and investment power with respect to securities, subject to community property laws, where applicable. The table also includes the number of common shares that may be acquired pursuant to options that are currently exercisable or will be exercisable within 60 days of March 3, 2009.
(2)	Does not include 2,510,000 common shares held by our subsidiary, National Interstate Insurance Company. Under Ohio law, shares held by an issuer’s wholly-owned subsidiary do not have voting rights and are not counted for quorum purposes.
(3)	Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on March 10, 2009. T. Rowe Price Associates, Inc. has sole voting power with respect to 719,900 of these shares and has sole dispositive power with respect to all of these shares. These securities are owned by various individuals and institutional investors including T. Rowe Price Small-Cap Value Fund, Inc., which owns 1,168,300 shares, representing 6.0% of the shares outstanding. T. Rowe Price Associates, Inc. serves as investment adviser with the power to direct investments and/or sole power to vote the securities, but however, Price Associates expressly disclaims beneficial ownership of such securities.

MANAGEMENT

The table below provides information regarding our directors and executive officers as of March 3, 2009. There are no family relationships among any of our directors or executive officers.

Name	Age	Position	Director or Executive Officer Since
David W. Michelson(1)	51	President and Chief Executive Officer	1992
Julie A. McGraw	45	Vice President, Treasurer and Chief Financial Officer	2006
Terry E. Phillips	59	Senior Vice President	1999
Gary N. Monda	52	Vice President and Chief Investment Officer	1999
Alan R. Spachman	61	Chairman of the Board	1989
Joseph E. (Jeff) Consolino(3)(5)	42	Director	2006
Theodore H. Elliott, Jr.(2)(3)	73	Director	1991
Gary J. Gruber(4)	53	Director	1991
Keith A. Jensen(3)	58	Director	2000
James C. Kennedy(7)	58	Director	2005
Donald D. Larson(4)(6)	57	Director	1991
Joel Schiavone(2)(4)	72	Director	2001

(1)	David W. Michelson was initially employed by us in 1992 through 1998 and rejoined us in 1999.
(2)	Member of the Audit Committee.
(3)	Member of the Compensation Committee.
(4)	Member of the Nominating/Governance Committee.
(5)	Chair of the Audit Committee.
(6)	Chair of Compensation Committee.
(7)	Chair of Nominating/Governance Committee.

For biographical information concerning the directors and nominees for director, please see pages 3-4.

David W. Michelson became our President and Chief Executive Officer effective January 1, 2008. Prior to being named Chief Executive Officer, Mr. Michelson served as our President and Chief Operating Officer during 2007. He has held several other positions during his initial employment with us from 1992-1998 and since rejoining us in 1999. Mr. Michelson has also held various positions in the insurance industry at Reliance Insurance Company, Liberty National Fire and Progressive Corporation.

Julie A. McGraw has served as our Vice President, Treasurer and Chief Financial Officer since January 2006. Prior to joining us, Ms. McGraw held various positions at HMI Industries Inc. from 1996 to 2006, including vice president and chief financial officer/treasurer. Additionally, Ms. McGraw held various financial management positions at Moen Inc. and Isolab Inc. and worked for five years at the public accounting firm of Price Waterhouse.

Terry E. Phillips has served as our Senior Vice President since May 2006. Mr. Phillips has held other executive positions with our subsidiary, National Interstate Insurance Company, including Vice President, Claims, since 1999. Prior to joining us, Mr. Phillips was senior vice president for Continental National Indemnity from 1989 to 1999. Mr. Phillips previously served in both management and claims capacities for Midwestern Group, USF&G and TransAmerica Group Insurance Companies.

Gary N. Monda has served as our Vice President and Chief Investment Officer since January 2006 and was previously our Vice President and Chief Financial Officer since 1999. Prior to joining us, Mr. Monda served the insurance industry as vice president, strategic planning, for Victoria Financial Corporation and held various financial and general management positions with Progressive Corporation over a period of fifteen years. Mr. Monda also worked for four years at the public accounting firm of Ernst & Young LLP.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and the holders of more than 10% of our common shares to file reports with the Securities and Exchange Commission. Such reports include initial reports of ownership of our common shares and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Executive officers, directors and 10% stockholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms that they file.

Based on our review of the copies of such forms we have received, we believe that all of our executive officers, directors and 10% shareholders complied with all filing requirements applicable to them with respect to transactions during fiscal year 2008.

Securities Ownership

The following table sets forth information, as of March 3, 2009, concerning the beneficial ownership of our equity securities by our current directors, the Named Executive Officers in the Summary Compensation Table and by all of our directors and executive officers as a group. Such information is based on data furnished by the persons named. Except as set forth in the following table, no director or executive officer beneficially owned 1% or more of any class of our equity securities outstanding at March 3, 2009. Unless otherwise indicated, beneficial ownership of the equity securities held by each individual consists of sole voting power and sole investment power or of voting power and investment power that is shared with the individual’s spouse or family member.

Name of Beneficial Owner	Number of Shares (1)	Percent	Voting Power (2)
David W. Michelson(3)	233,308	1.1%	1.2%
Julie A. McGraw	24,000	*	*
Terry E. Phillips	106,000	*	*
Gary N. Monda	85,600	*	*
Donald B. Davis Jr.(4)	600	*	*
Alan R. Spachman	2,394,000	10.9%	12.3%
Joseph E. (Jeff) Consolino	2,469	*	*
Theodore H. Elliott, Jr.	145,200	*	*
Gary J. Gruber	1,000	*	*
Keith A. Jensen	500	*	*
James C. Kennedy	1,000	*	*
Donald D. Larson	1,000	*	*
Joel Schiavone	97,675	*	*

Directors and executive officers as a group (13 people)	3,092,352	14.1%	15.9%

*	Less than 1%.
(1)	Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act and generally includes voting and investment power with respect to securities, subject to community property laws, where applicable. The table also includes the number of common shares that may be acquired pursuant to options that are currently exercisable or will be exercisable within 60 days of March 3, 2009 (Michelson—45,000; McGraw—24,000; Phillips—44,000; Monda—28,000). Mr. Schiavone and Mr. Elliott have 97,675 and 45,200 shares pledged as security, respectively.
(2)	Does not include 2,510,000 common shares held by our subsidiary, National Interstate Insurance Company. Under Ohio law, shares held by an issuer’s wholly-owned subsidiary do not have voting rights and are not counted for quorum purposes.
(3)	Mr. Michelson’s number of shares includes 99,000 shares of service–based restricted stock, in which he has sole voting power.
(4)	As of November 30, 2008, Mr. Davis is no longer employed by us.

Equity Compensation Plan Information

The table below shows information regarding awards outstanding and common shares available for issuance (as of December 31, 2008) under the National Interstate Corporation Long Term Incentive Plan, as amended. This plan was adopted by our Board of Directors and approved by our shareholders on October 18, 2004. Pursuant to a written action dated March 16, 2009, our Board of Directors recommended that this plan be submitted to shareholders for approval at the 2009 annual meeting as described in connection with the proposal beginning on page 5 of this Proxy Statement.

Equity Compensation Plans	Number of Securities to be Issued upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Securities Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Approved by shareholders	607,050	$17.80	824,156
Not approved by shareholders	none	N/A	none

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Our Compensation Committee establishes and implements our compensation policies and programs for our executive officers. Although this Compensation Discussion and Analysis will focus on our policies and programs as they relate to executive officers, it is also intended to give our shareholders a general overview of our compensation strategies.

The Compensation Committee of the Board of Directors (the “Compensation Committee” or “Committee”) consists of four directors, Joseph E. (Jeff) Consolino, Theodore H. Elliott, Jr., Keith A. Jensen and Donald D. Larson, none of whom is an employee of ours or any of our subsidiaries. Mr. Jensen and Mr. Larson are officers of Great American Insurance Company, our majority shareholder. For this reason, after our 2009 annual meeting, certain performance-based compensation, such as stock option awards, will need to be approved by a sub-committee of the Compensation Committee consisting solely of outside directors in order to comply with Section 162(m) of the Internal Revenue Code. The Committee’s functions include reviewing and making recommendations to the Board of Directors with respect to our executive compensation policies and programs. For a more complete discussion of the Committee’s responsibilities, see the discussion in the section titled “Committee Descriptions, Reports and Meetings – Compensation Committee” in this Proxy Statement beginning on page 36. The Committee has the exclusive authority to approve bonuses, award salary adjustments and grant awards to our executive officers under our Long Term Incentive Plan. Prior to making compensation decisions with respect to our executive officers, the Committee takes into account the recommendations of our Chief Executive Officer and our Chairman of the Board. The Committee has not engaged any compensation consultant or other outside advisor to assist the Committee.

This report contains management’s discussion and analysis of the compensation awarded to, earned by, or paid to the following executive officers (the “Named Executive Officers”):

David W. Michelson	President and Chief Executive Officer
Julie A. McGraw	Vice President, Treasurer and Chief Financial Officer
Terry E. Phillips	Senior Vice President
Gary N. Monda	Vice President and Chief Investment Officer
Donald B. Davis, Jr.	Former Vice President, Secretary and General Counsel

Our Compensation Philosophy

Our compensation and benefits programs recognize the importance of our executive officers to our overall success. The objectives of our compensation program are simple:

•	to attract and retain talented individuals,

•	to motivate our executive team to achieve our overall goals and objectives,

•	to reward our excellent performers and

•	to align the interests of our key managers with those of our shareholders.

We strive to maintain a compensation system that is internally equitable and externally competitive. The Compensation Committee reviews and approves the compensation package of each executive officer, including our chief executive officer. Our Chief Executive Officer makes recommendations to the Compensation Committee regarding the compensation of our other executive officers. Alan R. Spachman, in his position as our Chairman of the Board, is also involved in this process, both based on his role as our Chairman and because of his prior human resources experience.

Our compensation program for all officers, including executive officers, has three principal components:

•	annual base salary,

•	annual cash incentive bonuses and

•	long term incentive (equity) awards.

Our “management by objective” philosophy requires each executive officer, along with all of our other employees, to set specific, measurable objectives at the beginning of each calendar year. Examples of objectives for our Named Executive Officers include the development and implementation of strategic initiatives, the completion of important corporate or departmental projects by targeted dates, process improvements for operating workflow or specific employment related matters concerning the management of our business units and products and the development of management personnel. These individual objectives are based on market competitiveness and the Named Executive Officer’s relative impact on our financial and underwriting results. In 2008, Mr. Michelson had defined objectives relating to achieving our corporate annual sales, growth and profitability targets, expansion opportunities for existing or new products, and achieving a specific return on shareholders’ equity.

We primarily determine base salaries by an analysis of relevant market data by our Human Resources department and by working with our chief executive officer and other members of senior management. As described in more detail below, we set Mr. Michelson’s base salary for 2008 in his employment agreement. We primarily design base salaries to recognize an individual employee’s regular commitment to his or her job and the achievement of specific individual objectives.

We use annual cash incentive bonuses to encourage each employee to reach, or to assist us in reaching, specific, measurable individual and/or corporate objectives. Our incentive programs reward all levels of eligible employees for their contributions toward meeting our written premium growth and underwriting profit objectives. We maintain two primary annual incentive plans: (1) our Management Bonus Plan and its predecessor program, historically reserved for our key managers representing approximately 10% of our employee base and (2) our Goalshare program in which every other employee (except for certain salespersons) participates. Specific sales positions are eligible for sales bonuses outside of either the Management Bonus Plan or Goalshare program. We believe these plans give our employees a sense of ownership and interest in our company. To encourage a continuing relationship with us, bonuses under our annual incentive bonus programs are subject to a multi-year payout and the individual must be actively employed on the date of payment to receive the bonus.

We reserve awards under our Long Term Incentive Plan for our officers, including officers of our subsidiaries. With the exception of awards made in connection with our initial public offering completed in February 2005, we have historically only granted such awards in connection with an officer’s initial hire or promotion. These awards are designed to align the interests of our officers with the interests of our shareholders. Prior to 2007, all of these awards had been in the form of stock options. Our stock option awards only have value if the share price of our stock increases over the price at the date of the officer’s hire or promotion (which is the grant date), unless a different price is established at the discretion of the Compensation Committee. During 2008, the Committee did not exercise that discretion for any Named Executive Officer. In 2007, we granted Mr. Michelson restricted shares upon his promotion to President. The restricted shares have the benefit of immediately aligning the recipient’s interests with the interests of our shareholders. Similar to our annual cash incentive bonus programs, our long term incentive awards have the additional benefit of encouraging an employee to continue his or her employment relationship with us as these awards typically vest over a multi-year period.

A primary objective of our compensation and benefits programs is to encourage and reward performance by our Named Executive Officers that achieves or exceeds our financial and operational performance goals, without encouraging the taking of excessive risks that could be detrimental to the interests of our shareholders. Overall, the Committee does not believe that any aspect of our compensation program encourages the Named Executive Officers to take unnecessary and excessive risks. We have not made any changes to our compensation philosophy as a result of the current economic environment.

The discussion below further describes the main elements of compensation paid to our executive officers.

Specific Elements of Our Compensation Program

Annual Base Salaries. We establish base salaries using competitive market data. Although we do not have a defined peer group, we do consult available information from insurance and other companies of similar size and structure in analyzing base salaries and total compensation for our executive officers. For example, our Human Resources department uses a benchmarking survey titled, “Insurance Salary Survey” generated by a division of Riverside Consultants, Inc. on an annual basis. We strive to pay competitive base salaries to our executive officers, but we generally do not seek to be above market in this component as we believe our annual bonus and long term incentive compensation programs more appropriately align our executives’ overall compensation with achievement of corporate objectives and individual goals.

We review the salaries of all executive officers on an annual basis, and more frequently in the event of promotions or other changes in responsibilities. Annual merit increases are typically effective retroactive to January 1 of each year after approval by the Compensation Committee in February. After the year concludes, the chief executive officer evaluates each executive’s success relative to the pre-defined objectives. The Compensation Committee, along with Mr. Spachman, then evaluates all officers’, including our chief executive officer’s, performance as part of the annual salary and bonus review process. At the Committee’s February meeting, our chief executive officer makes base salary and bonus recommendations to the Committee (for all executive officers other than himself) based on competitive market data, our underwriting results for the preceding accident year and each executive’s performance relative to his or her individual objectives. After receiving the recommendations of the chief executive officer with respect to the other executive officers and key managers, the Committee and Mr. Spachman deliberate and the Committee makes any necessary adjustments and approves final base salary and annual management bonus figures for all executive officers (including the chief executive officer) and other key managers.

Annual Management Bonuses. We have had an annual management bonus program since 1990 that is designed to provide an equitable sharing of underwriting profits between managers and shareholders. In November 2006, our Board of Directors formally adopted our Management Bonus Plan. The Committee determines participation in the Management Bonus Plan upon recommendation of the chief executive officer. An officer’s inclusion in the program one year does not guarantee his or her future participation. However, for the 2007 accident year bonus pool (with the first payments in 2008) and historically, the Committee has included all executive officers in the program.

The Committee is responsible for the administration of the Management Bonus Plan, which makes a substantial portion of each executive officer’s total compensation dependent on our underwriting profit as well as on pre-established performance objectives specific to each executive officer. The Committee, upon recommendation of our chief executive officer determines the size of the overall annual bonus pool and the target incentive award for each participant (expressed as a percentage of base salary) at its February meeting each year. Target incentive awards for our Named Executive Officers range from 50% to 100% of their base salary. Where a participant falls in that range depends on their individual impact on our results relative to the other participants. For each Named Executive Officer’s specific target bonus percentage, see “Compensation Discussion & Analysis—Specific Compensation of Named Executive Officers in 2008—Annual Management Bonuses” on page 23 of this Proxy Statement.

The threshold consideration for any bonus is whether we make an underwriting profit. If we do not make an underwriting profit for an accident year, then we do not pay any management bonuses for that accident year. Although some insurance companies consider investment results when determining actual corporate profitability, it is our policy to reward managers through our annual bonus plan only when at least some underwriting profit is achieved. This is consistent with our corporate objective of underwriting discipline. Assuming a corporate underwriting profit is achieved, then, as with the annual base salary review, the Committee proceeds to evaluate each executive officer on his or her success in achieving individual performance objectives during the prior year.

Under the Management Bonus Plan, the annual bonus pool is calculated based on underwriting performance, using a predetermined formula applied to the underwriting profit that contains limits based on earned premium and combined ratio. We make payments for a combined ratio (the measure of underwriting profit) below 100 based on a sliding scale that maximizes payments at a combined ratio of 90. A combined ratio above 100 indicates that an insurance carrier is paying out more in claims and expenses than it is taking in premiums. We only reward our managers when our insurance operations effectively control claim costs and expenses associated with our business. Maximizing payments at a combined ratio of 90 is proper because anything less would, we believe, improperly encourage our managers to forsake reasonable growth for profit or make decisions on expenses that may be contrary to the interests of our policyholders, our company and our shareholders. We currently make payments only on the first $100 million dollars of earned premium, with a difference in weighting between the first $30 million of earned premium and the next $70 million of earned premium. For the 2007 accident year bonus pool (with the first payment made in March 2008), the Committee approved an aggregate of $2.1 million.

The 2007 accident year bonus pool was principally shared among 30 managers, including all of our Named Executive Officers. With respect to executive officers and all other participants in the Management Bonus Plan, the chief executive officer recommends to the Committee the allocation of the annual accident year bonus pool to each participant, considering the individual’s targeted bonus, contributions relative to his or her individual performance objectives and the performance of other participants relative to their individual objectives. As explained above in the discussion of annual base salaries, each of our executive officers has specific, measurable objectives set at the beginning of each calendar year. In January of the following year, each executive officer is evaluated on his or her performance relative to objectives. The chief executive officer may recommend an amount that is less than, equal to or in excess of the individual’s bonus target based on the individual’s performance. At the discretion of the Committee, individual officers may have a minimum bonus target percentage established. Mr. Davis’s bonus was subject to such a minimum percentage and was negotiated as a term of his hiring. After taking into account the chief executive officer’s recommendations, the Committee and Mr. Spachman deliberate on the proposed allocations, then the Committee determines the chief executive officer’s allocation of the annual accident year bonus pool and approves the final allocation to all participants. The Committee has the ability, and has exercised its discretion, to adjust an executive officer’s bonus based on the Committee’s own or the chief executive officer’s recommendation. In 2008, the Committee did not exercise that discretion for any of the Named Executive Officers.

To be entitled to receive a bonus award, a participant must be employed by us when the bonus is paid. Historically, we paid the bonus amount for a particular accident year over a five-year period (50%, 35%, 5%, 5% and 5%). Commencing with the 2006 accident year bonus pool, with the first payments due in 2007, and on a going forward basis we pay bonus amounts over a three-year period (50%, 35% and 15%) with the possibility for additional payments in years four and five if accident year results develop favorably. We shortened the length of the payout period under our Management Bonus Plan (as well as our Goalshare incentive bonus plan for all other employees) as a result of a continued review of compensation practices as well as feedback on our 2006 Employee Survey. This multi-year payout structure allows accident year results to sufficiently mature, thereby helping to ensure we do not prematurely pay an executive for accident year results that develop unfavorably. This feature serves to automatically adjust an award to an executive if our key performance measure, underwriting profit, develops positively or negatively in future years. Each year, we examine the prior accident years in the Management Bonus Plan to determine the impact, if any, on the current year payouts. We believe this feature in our Management Bonus Plan allows us to recover all or a portion of any award upon a restatement or other adjustment of performance measures.

Long Term Incentive Plan Awards. With the exception of awards made in connection with our initial public offering completed in February 2005, the Compensation Committee has historically approved long term incentive plan awards to officers only in connection with their initial employment or promotion. Prior to 2007, all of these awards had been in the form of stock options. In 2007, we granted Mr. Michelson restricted shares upon his promotion to President. The exercise price of our stock option awards granted since our initial public offering has been the closing market price on the date of grant, which is typically the date of the applicable officer’s hire or promotion unless a different price is established at the discretion of the Compensation Committee. These options only have value if the market price of our common stock increases after the grant date. The amount of each award is based upon the level of the officer. We do not currently have an annual or other regular grant process. We believe that we should recognize an individual with a meaningful award at the time of initial employment or promotion as an officer, rather than maintaining an annual grant process that has significant expense associated with it. We have not intentionally coordinated the grant of awards under our Long Term Incentive Plan with the release of material non-public information.

Incentive awards represent an important part of our performance-based compensation system. The Compensation Committee believes that our shareholders’ interests are served by aligning our executives’ interests with those of our shareholders through the award of incentive compensation like stock options and restricted shares. The Committee has several award alternatives under our Long Term Incentive Plan, including stock options, stock appreciation rights, performance units and shares, restricted shares, deferred shares and other similar awards. As discussed above, prior to 2007, the Committee had only granted stock options to officers, at an exercise price equal to the closing market price of our common shares on the date of grant. Options vest, with some exceptions, over a five-year period at a rate of 20% per year. In 2007, the Compensation Committee granted Mr. Michelson restricted shares upon his promotion to President and upon the Compensation Committee’s decision to appoint him to succeed Mr. Spachman as our Chief Executive Officer.

Share Ownership Guidelines. After consultation with the Committee, we adopted share ownership guidelines for our executive officers in 2006. We believe these guidelines more closely align our officers’ financial interests with those of our shareholders. Within five years of becoming subject to the policy, officers are expected to own shares with a market value at least equal to: (1) in the case of the chief executive officer, president or any executive vice president—five times base salary; (2) in the case of any vice president – three times base salary; and (3) in the case of any assistant vice president—one times base salary. Vested awards under our Long Term Incentive Plan do not count towards compliance with these guidelines. Actual shares must be owned.

Element	Michelson	McGraw	Phillips	Monda	Davis(2)
Share Ownership Target (in shares)(1)	56,432	18,428	21,309	16,686	—
Total Share Ownership as of 3/03/09	188,308	200	62,000	57,600	600
Attainment Status	333.7%	1.1%	291.0%	345.2%	—

(1)	The market value was assumed to be $31 per share for 2008, $17 per share for 2009, and will be adjusted annually (or more frequently in the event of extraordinary changes). Ms. McGraw has been a Vice President for approximately three years and is not yet required to meet 100% of her target.
(2)	Mr. Davis is no longer required to meet these guidelines.

Retirement Plan Contribution. In addition to the other forms of compensation described above, we also have the ability to make a discretionary retirement contribution to every employee’s, including our Named Executive Officers’, 401(k) plan account. In March 2008, each Named Executive Officer, with the exception of Mr. Davis who was not employed with us during 2007, received an amount equal to $8,437 as a company contribution to their 401(k) account. Our retirement contribution was 3.75% of 2007 gross wages (subject to certain adjustments) for all U.S. based employees. This contribution is subject to an annual compensation limit specified by the Internal Revenue Service. Commencing with payments for 2006 service made in March 2007, we are required, pursuant to an agreement with the Economic Development Commission of the U.S. Virgin Islands, to make a minimum payment equal to 5% of gross wages (subject to certain adjustments) for all employees of our U.S. Virgin Islands subsidiary, Hudson Management Group, Ltd. Payments made to U.S. based employees will continue to be discretionary, but if a contribution is made, all U.S. based employees will continue to receive an equal percentage of gross wages (subject to certain adjustments and applicable IRS regulations).

Perquisites. We believe our executive officers are most effectively motivated by the more concrete forms of compensation noted above. We do, however, make limited use of certain perquisites to attract and retain our key executives and to support their ability to further our business objectives. All our executive officers are eligible for our company car program. As part of our program, we pay reasonable monthly auto payments, as well as gas and maintenance on the vehicles, and all vehicles are covered by our corporate automobile insurance policy. Mr. Davis used a company fleet vehicle during his tenure, and therefore did not use the company car program. In addition, all executive officers receive supplemental long term disability insurance and, as a supplemental health benefit, are eligible to receive additional short term disability payments if their Paid Time Off is exhausted while awaiting eligibility for long term disability. All officers also receive an additional five days of Paid Time Off annually (subject to the annual maximum of 26 days of Paid Time Off applicable to all employees). Finally, although there is no associated incremental cost, our executive officers also have occasional access to our corporate season tickets for sporting events. Our ticket allocation policy is generally seniority based, with a valid business purpose superseding any personal use by any employee, including by executive officers.

In addition to the standard perquisites, Mr. Davis received additional perquisites that were negotiated as a term of his hiring. Mr. Davis received company paid housing and commuting expenses during his tenure, including weekly flights to and from his family home in Maryland to our headquarters location and basic living expenses, such as meals.

Amounts required to be reported for all perquisites are set forth in the Summary Compensation Table on page 25 and described more fully in the accompanying footnotes and narrative to that table. We have no other standard officer perquisites.

Employment Agreements. In 2007, we entered into an Employment and Non-Competition Agreement with Mr. Michelson. We entered into this agreement to help us ensure a successful transition of the position of Chief Executive Officer from Mr. Spachman to Mr. Michelson. In addition, we are a party to an Employee Retention Agreement with Mr. Michelson, which includes incentives for Mr. Michelson to stay employed with us for the long-term. We entered into this agreement in 1997 to secure Mr. Michelson’s employment and to retain his services. At the time and currently, we do not have any significantly long-term incentives for our executive management. Stock options granted to our executive management typically vest in five years or less, and there are no incentives with a term beyond five years. Therefore, we believed this agreement was necessary to retain Mr. Michelson for a longer period than five years. These agreements are described in detail under the section titled “Potential Payments Upon Termination or Change in Control” on page 29. None of our other Named Executive Officers are parties to any types of employment agreements.

Tax and Accounting Considerations

Cash compensation, such as base salary and annual management bonuses, is taxable as ordinary income when earned. Deferrals under tax-qualified plans, such as our 401(k) plan, do not affect our current tax deduction. The Compensation Committee has the opportunity to review with our senior management potential tax implications before making decisions regarding compensation. When reviewing preliminary recommendations, and in connection with approving the terms of a long term incentive award, the Committee may also consider the accounting implications of a given award, including the estimated expense and/or dilutive considerations.

Specific Compensation of Named Executive Officers in 2008

Annual Base Salaries. The Compensation Committee approved annual base salaries for the Named Executive Officers that it considered appropriate for each officer’s position and responsibilities. Prior to its February 18, 2008 meeting, the Committee reviewed the recommendations of our chief executive officer with respect to both corporate objectives and specific individual performance objectives of each executive officer. The Committee deliberated, accepted the recommendations of our chief executive officer and then formally approved the 2008 salaries for the Named Executive Officers, noting that the 2008 salary increases ranged from $6,400 to $50,000 over 2007 base salaries. Mr. Davis joined us in April of 2008. The Committee approved his base salary on the recommendation of our Chief Executive Officer. Mr. Davis’s salary was negotiated as a term of his hiring, based on his experience and the responsibilities of his position as Vice President and General Counsel. Additionally, Mr. Davis received a sign-on bonus in the amount of $25,000, payable in two equal installments, contingent upon his being employed by us on the payment dates.

With respect to Mr. Michelson, in December 2006, the Committee approved a salary increase from $260,000 to $300,000 in recognition of his promotion to President effective January 1, 2007. This amount was reflected in his initial employment agreement. Upon his promotion to Chief Executive Officer, we amended Mr. Michelson’s employment agreement to reflect a salary increase to $350,000 for 2008. In his initial employment agreement, we had agreed to increase his salary to $375,000 once he was promoted to Chief Executive Officer. However, the Compensation Committee amended his employment agreement upon his promotion to Chief Executive Officer and revised his salary amount downward while increasing the amount of restricted shares he received upon his promotion, as discussed below.

Annual Management Bonuses. The Compensation Committee, working with Mr. Spachman and the Chief Executive Officer, administered the annual bonus program for 2008 for all executive officers. We based the bonuses paid in 2008 on accident year results for 2003 through 2007. Our Named Executive Officers had the following bonus targets (expressed as a percentage of their base salary) for the 2007 accident year: Mr. Michelson—100%; Ms. McGraw—50%; Mr. Phillips—50%; Mr. Monda—50%; Mr. Davis—50%. Mr. Michelson’s bonus target was increased from 70% to 100% pursuant to his Employment and Non-Competition Agreement. The bonus targets for each Named Executive Officer reflect their respective individual impact on our financial results. Mr. Davis’ bonus was guaranteed to not be less than his target percentage and was negotiated as a term of his hiring in an effort to recruit a general counsel with a substantial number of years of industry specific experience. Pursuant to the terms of our Management Bonus Plan, a participant must be employed by us when the bonus is paid; therefore, Mr. Davis will not receive his bonus. According to the terms of Mr. Michelson’s employment agreement, we will set his target bonus at 100% of his base salary for each year during the term of the agreement.

We achieved the maximum bonus pool of $2.1 million for the 2007 accident year using the formula described above. For the 2007 accident year bonus pool, the Committee reviewed the recommendations of our Chief Executive Officer with respect to both corporate objectives and specific individual performance objectives of each executive officer. The Committee deliberated, accepted the recommendations of the chief executive officer and then formally approved percentage allocations of the 2007 accident year bonus pool for the Named Executive Officers as follows: Mr. Michelson—13.5% ($279,450); Ms. McGraw—6.3% ($130,410); Mr. Phillips—8.7% ($180,090); and Mr. Monda—6% ($124,200). Amounts for the 2007 accident year bonus pool are paid over a three-year period, with 50% of the amount paid in March 2008 as described above under “Specific Elements of Our Compensation Program—Annual Management Bonuses.”

Long Term Incentive Plan Awards. In December 2006, the Committee approved a restricted share grant for Mr. Michelson in connection with his promotion to President. The grant was not effective until March 12, 2007 after Mr. Michelson signed his Employment and Non-Competition Agreement, and the Committee formally approved the agreement and the associated grant of shares. At that time, Mr. Michelson received a stock bonus award of 5,104 shares in immediate, fully vested shares together with a cash award of $61,009, as well as a restricted share award of 22,500 shares vesting in three equal installments of 7,500 shares on each January 1 in 2008, 2009 and 2010. In November 2007, the Committee approved a restricted share grant for Mr. Michelson in connection with his promotion to Chief Executive Officer. The grant was effective on November 14, 2007. At that time, Mr. Michelson received a restricted share award of 84,000 shares vesting in seven equal installments of 12,000 shares on each January 1 from 2011 through 2017. The restricted share award we granted to Mr. Michelson in connection with his promotion to Chief Executive Officer was not contemplated when we initially entered into his employment agreement. The Compensation Committee decided to award this restricted share grant in lieu of paying Mr. Michelson his initially negotiated annual base salary, as discussed above. Upon his hire, we granted Mr. Davis 40,000 stock options, which is equal to the amount typically granted a vice president upon hire. Mr. Davis’ options were granted based on an accelerated vesting schedule so that they would have begun vesting on January 1, 2009 had he remained employed by us. Options granted prior to April 1 of a given year typically begin vesting January 1 of the following year. Options granted after April 1 of a given year typically begin vesting the January 1 following the first full calendar year after the grant date. As Mr. Davis was not employed on January 1, 2009, none of his options vested.

Perquisites. The amounts paid as perquisites to each Named Executive Officer is detailed in the “All Other Compensation” column and related footnotes of the Summary Compensation Table.

Change of Control Payments

Long Term Incentive Plan. Our Long Term Incentive Plan provides for accelerated benefits to participants in the event of a change of control. Such acceleration is within the Committee’s sole discretion. With respect to all stock option and restricted share awards granted under the Long Term Incentive Plan since our initial public offering, the Committee has exercised this discretion by including a provision in each award agreement requiring the acceleration of awards in the event of a change in control in the company. Generally, a change in control will be deemed to have occurred if (1) any person or group becomes the beneficial owner of 30% or more of the combined voting power of our outstanding securities (subject to certain exceptions), (2) there is a change in the majority of our Board of Directors, (3) certain corporate reorganizations take place where the existing shareholders do not retain more than 51% of the combined voting power of the outstanding securities or (4) our shareholders approve a complete liquidation or dissolution. We chose these change in control triggers based on an evaluation of market practices at the time we implemented our Long Term Incentive Plan, tempered by the fact that more than 50% of our common shares are held by one shareholder.

Management Bonus Plan. In order to provide additional protection to our Named Executive Officers (and other participants), our Management Bonus Plan provides for the accelerated payment of awards in the event of certain termination of employment scenarios triggered by a Change in Control, as defined under our Long Term Incentive Plan described above. For a further description of the potential payments due upon a change in control under the Management Bonus Plan, see the section of this Proxy Statement titled “Potential Payments Upon Termination or Change in Control” beginning on page 29.

Employment Agreement with Mr. Michelson. On March 12, 2007, we entered into an employment agreement with Mr. Michelson as part of our succession planning process. We based the “Change of Control” definition used in this employment agreement on the definition included in our Long Term Incentive Plan described above. For a description of the terms of those employment agreements, see the section of this Proxy Statement titled “Potential Payments Upon Termination or Change in Control” beginning on page 29.

Employee Retention Agreement with Mr. Michelson. Although no benefits are accelerated upon a change in control, any successor entity must assume our obligations to Mr. Michelson under the Employee Retention Agreement. For a description of the terms of this agreement, see the section of this Proxy Statement titled “Potential Payments Upon Termination or Change in Control—Employee Retention Agreement with Mr. Michelson” beginning on page 30.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that appears in this Proxy Statement. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee:

Donald D. Larson, Chairman

Joseph E. (Jeff) Consolino

Theodore H. Elliott, Jr.

Keith A. Jensen

SUMMARY COMPENSATION TABLE

The following table sets forth information with respect to the annual and long-term compensation earned by our principal executive officer, our principal financial officer and the next three highest paid executive officers for the year ended December 31, 2008. Throughout the Proxy Statement, we refer to these officers together as our “Named Executive Officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)		Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (7)	Total ($)
David W. Michelson, President and Chief Executive Officer (5)	2008 2007 2006	$350,000 300,000 259,980	$	— — —	$482,544 393,790 —	$138,789 136,502 128,774	$262,435 264,536 225,164	$50,155 94,199 20,808	$1,283,923 1,189,027 634,726

Julie A. McGraw, Vice President, Treasurer and Chief Financial Officer	2008 2007 2006	190,424 180,000 166,186		— — 22,900	— — —	72,661 75,477 67,001	109,288 62,975 —	19,771 17,782 7,704	392,144 336,234 263,791

Terry E. Phillips, Senior Vice President	2008 2007 2006	220,194 210,000 200,000		— — —	— — —	123,276 121,266 114,346	173,739 192,029 185,712	21,919 21,272 18,187	539,128 544,567 518,245

Gary N. Monda, Vice President and Chief Investment Officer	2008 2007 2006	172,424 166,000 161,000		— — —	— — —	51,400 51,155 46,713	112,578 113,512 117,710	23,113 21,371 18,686	359,515 352,038 344,109

Donald B. Davis, Jr. Vice President, Secretary and General Counsel (6)	2008	118,974		25,000	—	40,468	—	28,586	213,028

(1)	Amount in this column represents a one-time guaranteed bonus payment to Ms. McGraw paid upon her initial hire as our Chief Financial Officer on January 9, 2006, as well as a one-time guaranteed bonus payment to Mr. Davis paid upon his initial hire as our Secretary and General Counsel on April 29, 2008.
(2)	Represents expense recognized with respect to restricted stock awards made in 2007 and 2008, in accordance with Statement of Financial Accounting Standards 123 (revised 2004) (“SFAS 123(R)”), “Share-Based Payment.” See the “Grants of Plan-Based Awards” table below.
(3)	Represents the expense amount recognized for financial reporting purposes with respect to both incentive and nonqualified stock options in accordance with SFAS 123(R), excluding estimates for forfeitures. For a discussion of the assumptions used in the valuation, see Note 8 to the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.
(4)	This column reflects the amounts earned by the Named Executive Officers under the Management Bonus Plan for accident years 2003-2007 and is discussed further in the “Compensation Discussion and Analysis—Specific Elements of our Compensation—Annual Management Bonuses” section in this Proxy Statement.
(5)	Mr. Michelson assumed the role of Chief Executive Officer on January 1, 2008.
(6)	Mr. Davis joined the Company on April 29, 2008, as our Vice President, Secretary and General Counsel. As of November 30, 2008, Mr. Davis is no longer employed by us, so option awards granted to him were forfeited upon his termination.

(7)	The amounts in the All Other Compensation column are comprised of the following compensation items:

	Year	Perquisites and Other Personal Benefits ($) (8)	Tax Reimbursements ($)		Dividends paid on restricted stock ($)	Company Contributions to Retirement Plan ($)	Total ($)
David W. Michelson	2008 2007 2006	$17,958 16,815 12,933	$	— 61,009 —	$23,760 7,575 —	$8,437 8,800 7,875	$50,155 94,199 20,808

Julie A. McGraw	2008 2007 2006	11,334 10,176 7,704		— — —	— — —	8,437 7,606 —	19,771 17,782 7,704

Terry E. Phillips	2008 2007 2006	13,482 12,472 10,312		— — —	— — —	8,437 8,800 7,875	21,919 21,272 18,187

Gary N. Monda	2008 2007 2006	14,676 12,571 10,811		— — —	— — —	8,437 8,800 7,875	23,113 21,371 18,686

Donald B. Davis, Jr.	2008 2007 2006	28,586 — —		— — —	— — —	— — —	28,586 — —
(8)	Perquisites and other personal benefits include car allowances and supplemental long term disability insurance. Mr. Davis’s amounts also include living and commuting expenses. All perquisites are further discussed in “Compensation Discussion and Analysis – Specific Elements of our Compensation Program – Perquisites” section in this Proxy Statement.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($)(6)	Grant Date Fair Value of Option Awards ($)(7)
		Threshold ($) (1)	Target ($)	Maximum ($)
David W. Michelson	(2)	$0	$350,000	(3)	—	$—	$—
Julie A. McGraw	(2)	0	95,212	(3)	—	—	—
Terry E. Phillips	(2)	0	110,097	(3)	—	—	—
Gary N. Monda	(2)	0	86,212	(3)	—	—	—
Donald B. Davis, Jr.(4)	(2) 04/28/08	0 —	0 —	(3) —	— 40,000	— 23.53	— 280,000

(1)	Our Management Bonus Plan, as discussed in further detail in the “Compensation Discussion and Analysis—Specific Elements of our Compensation Plan—Annual Management Bonuses” section in this Proxy Statement, does not guarantee a bonus; therefore the threshold is zero.
(2)	There is no grant date for the non-equity incentive plan awards made under our cash-based Management Bonus Plan.
(3)	The Management Bonus Plan does not set a maximum amount that could be paid to a Named Executive Officer. In the 2008 plan, there was $2.1 million available for potential bonus payments to all plan participants. Accordingly, the maximum that any one person could be paid would theoretically be $2.1 million, although this would mean that no other participants in the Management Bonus Plan would receive a bonus payment.

(4)	As of November 30, 2008, Mr. Davis was no longer employed by us and is, therefore, ineligible for any payouts under the Management Bonus Plan. In addition, Mr. Davis’s options were forfeited upon his termination.
(5)	If Mr. Davis were still employed by us, his options would vest 20% each January 1st beginning in 2009.
(6)	The exercise price of the April 28, 2008 stock option grant is equal to the closing price of our common stock on the date of grant.
(7)	The April 28, 2008 grant date fair value of Mr. Davis’s stock options is based on the Black-Scholes option valuation model, applying the following assumptions: an expected volatility of 26.2%, expected life of 6.5 years, a dividend yield of 1.02% and a risk free interest rate of 3.324%.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE

AND GRANTS OF PLAN-BASED AWARDS TABLE

Non-Equity Incentive Plan Awards

Our bonuses are tied to underwriting performance measured on an accident-year basis and are adjusted annually. Bonuses are payable over a three-year period for accident years 2008, 2007 and 2006 and are paid over a five-year period for accident years 2006 and prior. The executive must be employed when the bonus is paid in order to be entitled to receive such bonus award.

Each year, our Named Executive Officers are given a target bonus percentage of their base salaries. For 2008, target percentages were as follows: Mr. Michelson—100%, Ms. McGraw—50%, Mr. Phillips—50% and Mr. Monda—50%. Actual estimated future payouts under non-equity incentive plan awards, as detailed in the “Target” column of the Grants of Plan-Based Awards table, represents the employee’s portion of the Management Bonus Plan for 2008 results and differ from these target percentages. The Compensation Committee determined actual bonus percentages for the 2008 accident year and reviewed the recommendations of the Chief Executive Officer, which were based off of both corporate objectives and specific individual performance objectives. The actual estimated total payouts for 2008 accident year results are as follows: Mr. Michelson—$349,830, Ms. McGraw—$117,990, Mr. Phillips—$155,250 and Mr. Monda—$72,450. This bonus, subject to adjustment due to the development of 2008 accident year results, will be paid in the following installments; 50% in 2009, 35% in 2010 and 15% in 2011, contingent upon the employee’s continued employment with us. The terms of our Management Bonus Plan are discussed in detail in the “Compensation Discussion and Analysis—Specific Elements of our Compensation Program—Annual Management Bonuses” section on page 19 of this Proxy Statement.

Stock Bonus and Restricted Share Awards

The amounts in the “All Other Stock Awards” column of the Grants of Plan-Based Awards table represent special time-based restricted share awards and a stock bonus award granted to Mr. Michelson under our Long Term Incentive Plan in 2007. Mr. Michelson received a stock bonus of 5,104 common shares and a 22,500 restricted share award for his promotion to President in March 2007. He received an additional restricted share award in November 2007 for his promotion to Chief Executive Officer, which was effective January 1, 2008. The Compensation Committee approved the stock bonus award and both restricted share awards. We reimbursed Mr. Michelson for taxes incurred for his stock bonus, which are included in the “All Other Compensation” column of the Summary Compensation Table. Pursuant to the terms of our Long Term Incentive Plan, restricted share awards have dividend and voting rights equivalent to those of our other outstanding common shares. Additionally, restricted share awards allow for the grantee to surrender a portion of the common shares that become vested to pay for any tax withholding obligation. The vesting schedule for the restricted share awards is included in footnote 3 to the Outstanding Equity Awards at Fiscal Year-End table.

Employment Agreement

The compensation amounts we pay to Mr. Michelson in salary, bonus and perquisites were determined according to his respective employment agreements. For further discussion of this employment agreement, see the “Potential Payments Upon Termination or Change in Control” section on page 29 of this Proxy Statement.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option /SAR Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Restricted Shares That Have Not Vested (#) (3)	Market Value of Restricted Shares That Have Not Vested ($) (4)
David W. Michelson	10,000	20,000	—	$13.50	2/2/2015	15,000	$268,050
	5,000	30,000	—	19.79	8/15/2015	84,000	1,501,080

Julie A. McGraw	15,800	24,000	—	21.81	1/9/2016	—	—

Terry E. Phillips	20,000	18,000	—	13.50	2/2/2015	—	—
	10,000	25,000	—	19.79	8/15/2015	—	—

Gary N. Monda	21,000	14,000	—	13.50	2/2/2015	—	—

Donald B. Davis, Jr. (5)	—	40,000	—	23.53	4/28/2018	—	—

(1)	This column includes stock options that were fully exercisable at December 31, 2008.
(2)	These stock options vest according to the following schedule:

	January 1,
	2009	2010	2011	2012	2013	Total Options
David W. Michelson	15,000	15,000	20,000	—	—	50,000
Julie A. McGraw	8,000	8,000	8,000	—	—	24,000
Terry E. Phillips	14,000	14,000	15,000	—	—	43,000
Gary N. Monda	7,000	7,000	—	—	—	14,000
Donald B. Davis, Jr. (5)	8,000	8,000	8,000	8,000	8,000	40,000

(3)	These shares vest according to the following schedule:

	January 1,									Total Number of Shares
	2009	2010	2011	2012	2013	2014	2015	2016	2017
David W. Michelson	7,500	7,500	12,000	12,000	12,000	12,000	12,000	12,000	12,000	99,000

(4)	The value of restricted shares that have not vested is calculated by multiplying the number of the non-vested shares by $17.87, the closing market price of our common shares at December 31, 2008.
(5)	Mr. Davis’s options have since expired and are no longer outstanding.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (3)
David W. Michelson	—	—	7,500	$248,250
Julie A. McGraw (2)	200	$228	—	—
Terry E. Phillips	—	—	—	—
Gary N. Monda	—	—	—	—
Donald B. Davis, Jr.	—	—	—	—

(1)	Represents the difference between the per share market price of the underlying common shares at exercise ($22.95) and the per share exercise or base price of the stock options exercised ($21.81).
(2)	Ms. McGraw exercised 200 nonqualified stock options.
(3)	Represents the number of shares of stock acquired upon vesting multiplied by the market value of the underlying shares on the vesting date ($33.10).

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Our Named Executive Officers’ employment may be terminated under several possible scenarios. In certain of these scenarios, our plans, agreements, arrangements or typical practices would provide severance benefits in varying amounts to the executive. We have an Employment and Non-Competition Agreement with Mr. Michelson, our current President and Chief Executive Officer. We also have an Employee Retention Agreement with Mr. Michelson. In addition, our Long Term Incentive Plan and Management Bonus Plan each provide for the acceleration of awards and vesting upon a change in control or a termination following a change in control. These plans do not discriminate as to scope or terms in favor of our Named Executive Officers, but awards under these plans are made to a very limited group of senior management employees. All terms are generally applicable to all participants in such plans.

The following narrative discussion summarizes the various agreements or arrangements that could provide benefits to one of our Named Executive Officers upon a termination or change in control.

Employment Agreement with Mr. Michelson

On March 12, 2007, we entered into an Employment and Non-Competition Agreement with Mr. Michelson pursuant to which he agreed to serve as our President and Chief Operating Officer. We included a copy of Mr. Michelson’s agreement as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2006. Effective January 1, 2008, we amended Mr. Michelson’s agreement to account for his promotion to Chief Executive Officer. We included a copy of the amendment to Mr. Michelson’s agreement as an exhibit to our Current Report on Form 8-K filed on January 4, 2008. Although we have summarized key provisions in this discussion, shareholders are encouraged to read the entire documents for additional detail.

The initial term of Mr. Michelson’s employment agreement was from January 1, 2007 through January 2, 2009, after which the term will continue unless and until one party gives the other 90 days advance written notice of termination. The original agreement in place during 2007 provided for a base salary of $300,000 per year at the outset and a bonus equal to 100% of Mr. Michelson’s base salary in accordance with the terms of our Management Bonus Plan. The agreement provides for certain perquisites during its term (car allowance and standard office perquisites), paid time off and participation by Mr. Michelson in our Long Term Incentive Plan and benefit plans in effect from time to time. The agreement also subjects Mr. Michelson to non-competition and non-solicitation covenants.

If Mr. Michelson’s employment is terminated by us without cause, upon Mr. Michelson’s death or disability, or by Mr. Michelson for good reason, we will pay and provide to Mr. Michelson (1) his base salary at the rate in effect immediately before the termination through the last to occur of January 2, 2009 or the first anniversary of his termination date, (2) prior year bonuses as if he was actively employed through the scheduled date of payment, (3) a pro rata portion of any bonus he would have received under the Management Bonus Plan had his employment continued through the year of termination, (4) continued participation in our benefit plans through January 2, 2009 and (5) full vesting of any unvested stock options.

The terms “cause” and “good reason” are each defined in the agreement. Cause means (1) a conviction of a felony, (2) dishonesty or willful misconduct that is materially detrimental or adverse to our best interests, (3) violation of non-competition or non-solicitation covenants or (4) abandonment or continuing neglect of duties. Good reason means (1) a material reduction in base salary, (2) a decrease of a target bonus opportunity below 100% of Mr. Michelson’s base salary, (3) a significant reduction of his duties, responsibilities or position or (4) a material change in his principal place of employment.

As discussed above, effective as of January 1, 2008, we promoted Mr. Michelson to Chief Executive Officer and, in connection with the promotion, amended his agreement to increase his base salary to $350,000 per year and to provide that he will receive an annual bonus of at least $350,000 for 2008, as long as he remained employed by us through the end of 2008, subject to the terms and conditions of our Management Bonus Plan.

Employee Retention Agreement with Mr. Michelson

We currently have an Employee Retention Agreement with Mr. Michelson, a copy of which is included as an exhibit to our Current Report on Form 8-K filed on January 4, 2008. Under the terms of this agreement, if Mr. Michelson remains employed by us until June 1, 2012 (subject to extension for any period of time Mr. Michelson is unable to perform his duties due to temporary disability), then he shall receive a one-time lump sum of $1,000,000. If Mr. Michelson voluntarily resigns (other than for total disability) or is terminated for due cause prior to June 1, 2012, then all benefits under the agreement are forfeited. The term “due cause” is defined in the agreement to mean incompetent performance of his duties.

If Mr. Michelson resigns due to total disability prior to the June 1, 2012, he or his beneficiary shall be entitled to receive the full amount of his benefit commencing on January 1, 2023. If Mr. Michelson is discharged for other than due cause prior to June 1, 2012, his rights to obtain the $1,000,000 are subject to a vesting schedule, with full vesting occurring on January 1, 2013. As of January 1, 2009, Mr. Michelson is 50% vested in this benefit. In the event of such a termination without due cause, Mr. Michelson would be entitled to receive, on June 1, 2012, the amount vested as of the date of his termination. However, if Mr. Michelson is terminated without due cause and then dies prior to June 1, 2012, then his benefits and our obligations under the agreement cease immediately. If Mr. Michelson is not terminated but dies before June 1, 2012, we will pay his beneficiary the sum of $150,000 annually over the next 10 years, commencing on the first day of the month following Mr. Michelson’s death.

Our subsidiary, National Interstate Insurance Agency, Inc. (also a party to the Employee Retention Agreement with Mr. Michelson), has purchased a variable whole life insurance policy that would support our funding obligations under this agreement in the event of Mr. Michelson’s death. Mr. Michelson is the insured under the policy; National Interstate Insurance Agency, Inc. is the owner and beneficiary.

Long Term Incentive Plan

Our Long Term Incentive Plan may provide for the acceleration of the lapse of restrictions on restricted shares, and the acceleration of vesting of stock option awards, upon a change in control, death, disability, retirement or hardship. The change in control triggers are described in the section titled “Compensation Discussion & Analysis—Change of Control Payments” on page 24 of this Proxy. Although such acceleration is not automatic, since our initial public offering, the Compensation Committee has exercised its discretion to include this acceleration mechanism in each stock option and restricted share award agreement with all participants, including our Named Executive Officers. We do not make payments to any Named Executive Officer under the Long Term Incentive Plan if he or she would receive the same payment under another agreement.

Management Bonus Plan

In the event of a change in control and if prior to the first anniversary of the change in control we terminate a participant’s employment other than for cause or a participant terminates his or her employment for good reason, then we will pay to such participant a lump sum cash distribution of his or her unpaid bonus awards within 10 days following the date of his or her termination of employment. This amount is prorated if the change in control and termination occur during a performance period (and after the applicable awards have been established for such period). Mr. Michelson receives these payments under his employment agreements, as described in the table below.

The terms “cause” and “good reason” are defined in the Management Bonus Plan. Cause means (1) a material failure to perform duties, (2) commission of a felony or any crime involving dishonest acts or (3) a breach of fiduciary duties or a material violation of any corporate governance and ethics policies. Good reason means (1) a material reduction in base salary, (2) a material reduction of authority, duties or responsibilities or (3) a material change in the participant’s principal place of employment.

The following table summarizes the amounts payable under the agreements and plans described above to a named executive officer upon termination under specified circumstances or upon a change in control, assuming such triggering event occurred on December 31, 2008. Mr. Davis is not included in the table because he was not employed by us on December 31, 2008.

Event	David W. Michelson	Julie A. McGraw	Terry E. Phillips	Gary N. Monda
Michelson’s Employment Agreement
Termination without Cause, upon death or disability, or by Mr. Michelson for Good Reason (1)	$1,139,076	N/A	N/A	N/A

Michelson’s Employee Retention Agreement
Termination other than for Due Cause before June 1, 2012 (2)	$400,000	N/A	N/A	N/A
Resignation due to disability prior to June 1, 2012 (3)	$1,000,000	N/A	N/A	N/A
Death prior to June 1, 2012 (4)	$1,500,000	N/A	N/A	N/A

Long Term Incentive Plan (5)
Change in Control, death, disability, retirement or hardship— acceleration of vesting of stock options and the lapse of restrictions on restricted shares (6)	$1,769,130	$—	$30,660	$61,180

Management Bonus Plan
Termination other than for Cause or by named executive officer for Good Reason within one year following a Change in Control (7)	N/A	$207,629	$327,454	$201,336

(1)	This amount represents Mr. Michelson’s salary, bonus, medical, dental and life insurance, supplemental long-term disability insurance, company car and 401K company contributions. In addition, Mr. Michelson’s amount includes the acceleration of vesting of stock options and prior year bonuses under the Management Bonus Plan. The value of stock options reported in this table represents the difference between the exercise price of the participant’s stock options and $17.87, the closing market price of our common shares at December 31, 2008, multiplied by the number of unvested options held by the participant on December 31, 2008.
(2)	This amount represents the amount that would be due to Mr. Michelson, subject to the terms of his agreement, upon termination at December 31, 2008. Under his employee retention agreement, Mr. Michelson vested in $500,000 of his retention benefit as of January 1, 2009. We therefore had $500,000 accrued at December 31, 2008 for Mr. Michelson for financial reporting purposes. Mr. Michelson will not receive any of these benefits if he is discharged for reasons other than due cause and dies before June 1, 2012.
(3)	Mr. Michelson would be entitled to receive this amount on January 1, 2023.
(4)	This aggregate amount would be paid in $150,000 increments on the first day of the month following Mr. Michelson’s death and on each anniversary thereafter for a total of ten years.
(5)	The value of restricted shares reported in this table is calculated by multiplying the number of the restricted shares by $17.87, the closing market price of our common shares at December 31, 2008. The value of stock options reported in this table represents the difference between the exercise price of the participant’s stock options and $17.87, the closing market price of our common shares at December 31, 2008, multiplied by the number of unvested options held by the participant on December 31, 2008. Ms. McGraw’s stock options were not in-the-money at December 31, 2008, therefore her current amount is zero.
(6)	Mr. Michelson’s total includes the lapse of restrictions on restricted shares under the Long Term Incentive Plan. Mr. Michelson’s acceleration on vesting of stock options is included under “Michelson’s Employment Agreement” as discussed in footnote 1.
(7)	Mr. Michelson’s prior year bonuses payable under the Management Bonus Plan are included in his employment agreement totals.

2008 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	All Other Compensation	Total ($)
Joseph E. (Jeff) Consolino(1)	$48,833	$—	$48,833
Theodore H. Elliott, Jr.	47,500	—	47,500
Gary J. Gruber(2)	—	—	—
Keith A. Jensen(2)	—	—	—
James C. Kennedy(2)	—	—	—
Donald D. Larson(2)	—	—	—
Joel Schiavone	45,000	—	45,000
Alan R. Spachman(3)	—	984,655	984,655

(1)	Mr. Consolino’s receives his quarterly retainer in common shares in lieu of cash.
(2)	These directors do not receive compensation for their participation on our Board of Directors because they are either employed by our parent company, Great American Insurance Company or American Financial Group, Inc. Great American Insurance Company is a wholly-owned subsidiary of American Financial Group, Inc.
(3)	Mr. Spachman is our current Chairman of the Board and served as our Chief Executive Officer and President through December 31, 2007. He remains employed by us as a senior advisor through December 31, 2009. Amount represents Mr. Spachman’s salary ($330,000), bonus ($330,000), option awards ($117,485), prior years’ management bonus plans ($164,030) and perquisites and other personal benefits of ($43,140) that he receives pursuant to his employment agreement, which is discussed in further detail in the “Certain Relationships and Related Transactions – Employment Agreement with Mr. Spachman” section in this Proxy Statement. Included in Mr. Spachman’s perquisites and other personal benefits is $34,703 related to car allowance, standard office perquisites, country club dues and medical and dental insurance and $8,437 for contributions to retirement plan.

Prior to April 29, 2008, each independent director received an annual retainer of $20,000. The chairperson of the Audit Committee received an additional $7,500 annual retainer. If an independent director, the chairperson of the Compensation Committee would have received an additional $5,000 annual retainer and the chairperson of the Nominating/Governance Committee would have received an additional $2,500 annual retainer. Independent directors received $1,500 for each Board and committee meeting attended in person and $1,000 for each Board and committee meeting attended via telephone. The independent directors would not have received multiple fees if a committee held a meeting on the same day or within one day of a Board meeting. We reimbursed independent directors for reasonable travel expenses incurred in connection with their services as directors. Any director who was also our employee or an employee of American Financial Group, Inc. or Great American Insurance Company did not receive any compensation for serving as a director or committee member.

Beginning April 29, 2008, each independent director receives an annual retainer of $30,000. The chairperson of the Audit Committee receives an additional $10,000 retainer and independent directors, who are members of the Audit Committee, receive an additional $5,000 retainer. If an independent director, the chairperson of the Compensation Committee receives an additional $5,000 annual retainer and the chairperson of the Nominating/Governance Committee receives an additional $2,500 retainer. Independent directors receive $2,000 for each Board meeting attended in person and $1,000 for each Board meeting attended via telephone. Independent directors receive $1,000 for each committee meeting attended regardless of whether attendance is in person or via telephone. The independent directors do not receive multiple fees if a committee holds a meeting on the same day or within one day of a Board meeting, but do receive multiple fees if multiple days of committee meetings occur not within one day of a Board meeting. We will continue to reimburse independent directors for reasonable travel expenses incurred in connection with their services as directors, and any director who is also our employee or an employee of American Financial Group, Inc. or Great American Insurance Company will not receive any compensation for serving as a director or committee member.

Our independent directors are eligible to receive awards, such as stock options and restricted shares under our Long Term Incentive Plan for their services as directors. Our Board of Directors will determine such grants upon recommendation from the Compensation Committee. In 2008, the Committee did not issue any awards under the Long Term Incentive Plan to any director. Throughout 2008 we paid Mr. Consolino his quarterly board retainer in fully vested common shares in lieu of cash, pursuant to his written request, which was approved by the full Board of Directors in August 2006. This alternative is available to all our independent directors. We value the shares as of the close of the last trading day of each calendar quarter. We pay any fractional share amounts in cash.

COMMITTEE DESCRIPTIONS, REPORTS AND MEETINGS

The Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating/Governance Committee. Below are general descriptions of the primary responsibilities of these three board committees. To review the full text of the Charter for each committee, including our revised Audit Committee charter, investors should access the Corporate Governance page on our corporate Investor Relations website at http://invest.natl.com. We will provide a copy of any Committee Charter to any investor free of charge upon written request.

Audit Committee

The Audit Committee performs the following functions, among others:

•	recommends the appointment of our independent registered public accounting firm;

•	reviews the results and scope of the independent registered public accounting firm’s audit and the services provided by the independent registered public accounting firm;

•	reviews compliance with legal and regulatory requirements;

•	evaluates our audit and internal control functions and

•	ensures the integrity of our financial statements.

The Audit Committee is comprised of the following three independent Directors: Mr. Elliott, Mr. Schiavone and Mr. Consolino, who serves as the chairperson of the Audit Committee. The Audit Committee met five times in 2008. The Board of Directors has determined that all of the members of the Audit Committee are independent in accordance with Nasdaq Global Select Market’s listing standards and Securities and Exchange Commission regulations. Each member of the Audit Committee is able to read and understand fundamental financial statements, including our balance sheet, income statement and cash flows statements. The Board of Directors has determined that Mr. Consolino is an “audit committee financial expert” as that term is defined in Securities and Exchange Commission regulations.

Audit Committee Report

The primary purpose of the Audit Committee is to assist the Board’s oversight of the integrity of the Company’s financial statements. The Audit Committee is currently comprised of three Directors and operates under a written charter, which is posted on the Company’s website at http://invest.natl.com. One of the primary responsibilities of the Audit Committee is to oversee the Company’s financial and accounting management and the independent registered public accounting firm. It is the responsibility of management and the independent registered public accounting firm to ensure that adequate internal controls are in place and that financial reports are completed in conformity with generally accepted accounting principles. The Committee is also responsible for advancing the professional and ethical conduct of the Company’s directors and officers.

The Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with GAAP, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The financial statements are the responsibility of the Company’s management. The independent registered public accounting firm is responsible for expressing an opinion on these financial statements based on their audit. It is not the responsibility of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. It is also not the responsibility of the Audit Committee to set or determine the adequacy of the Company’s reserves. The Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, “Communications with Audit Committees Concerning Independence.”

The Company’s independent registered public accounting firm also provided to the Committee the written disclosures and the letter required by the Public Company Accounting Oversight Board and disclosures required by the Audit Committee Charter, and the Committee discussed with the independent registered public accounting firm that firm’s independence. As part of its discussions, the Committee determined that Ernst & Young LLP was independent of the Company.

Based on the Committee’s discussions with management and the independent registered public accounting firm, and the Committee’s review of the representation of management and the report of the independent registered public accounting firm to the Committee, the Committee recommended that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission.

Members of the Audit Committee:

Joseph E. (Jeff) Consolino, Chairman

Theodore H. Elliott, Jr.

Joel Schiavone

Audit Committee Pre-Approval Policies

The Audit Committee has adopted policies that require its approval for any audit and non-audit services to be provided to us by our independent registered public accounting firm. The Audit Committee delegated authority to the Committee Chairman to approve certain non-audit services. Pursuant to these procedures and delegation of authority, the Audit Committee was informed of and approved all of the audit and other services described above. No services were provided with respect to the de minimus waiver process provided by rules of the Securities and Exchange Commission.

Nominating/Governance Committee

The Nominating/Governance Committee performs the following functions, among others:

•	develops criteria for Director selection;

•	recommends to the full Board of Directors the Director-nominees to stand for election at Annual Meetings of Shareholders and

•	recommends to the Board of Directors our corporate governance principles.

The Nominating/Governance Committee is comprised of the following four Directors: Mr. Gruber, Mr. Kennedy, Mr. Larson and Mr. Schiavone. Mr. Schiavone is the only independent member of this Committee. We are not required to have a majority of independent directors on our Nominating/Governance Committee as would otherwise be required by the rules of the Nasdaq Global Select Market because of the “controlled company” exemption from these rules that applies to companies where more than 50% of the shareholder voting power is held by an individual, a group or another company. Mr. Kennedy serves as chairperson of the Nominating/Governance Committee. The Committee reported at full Board meetings, and met once independently during 2008.

Our Nominating/Governance Committee is responsible for, among other things, establishing criteria for selecting new directors, identifying individuals qualified to be Board members as needed and recommending to the Board director-nominees for the next Annual Meeting of Shareholders. The charter of the Nominating/Governance Committee is available on our corporate Investor Relations website at http://invest.natl.com. The Nominating/Governance Committee will recommend nominees for directorship to the Board in accordance with the principles in its charter. When considering an individual candidate’s suitability for the Board, the Nominating/Governance Committee will evaluate each individual on a case-by-case basis. Although the Committee does not prescribe minimum qualifications or standards for directors, candidates for Board membership should have the highest personal and professional integrity, demonstrated exceptional ability and judgment and availability and willingness to take the time necessary to properly discharge the duties of a director. The Committee will make its determinations on whether to nominate an individual based on the Board’s then-current needs, the merits of each such candidate and the qualifications of other available candidates. The Committee will have no obligation to respond to shareholders who propose candidates that it has determined not to nominate for election to the Board, but the Committee may do so in its sole discretion. The Committee evaluates each candidate utilizing the same criteria, whether such candidate was nominated by the Board or a shareholder.

The Nominating/Governance Committee did not seek, nor did it receive the recommendation of any of the director candidates named in this Proxy Statement from any shareholder, non-management director, executive officer or third-party search firm in connection with its own approval of such candidates. The Nominating/Governance Committee did not pay any fee to a third party to assist it in identifying or evaluating nominees.

Compensation Committee

The Compensation Committee performs the following functions, among others:

•	discharges the Board of Directors’ responsibilities relating to establishing and/or approving compensation of our Directors and executive officers;

•	administers our equity compensation programs, including our Long Term Incentive Plan;

•	produces an annual report on executive compensation for inclusion in our Proxy Statement;

•	reviews corporate goals and objectives relative to executive compensation;

•	evaluates our chief executive officer’s performance in light of corporate objectives and

•	sets our chief executive officer’s compensation based on the achievement of corporate objectives.

The Compensation Committee is comprised of the following four Directors: Mr. Elliott, Mr. Jensen, Mr. Larson and Mr. Consolino. Mr. Elliott and Mr. Consolino are independent in accordance with Nasdaq Global Select Market’s listing standards and are outside directors under the definitions of Section 162(m) of the Internal Revenue Code. Mr. Larson serves as chairperson of the Compensation Committee. The Committee met one time independent of the full Board in 2008. Our Compensation Committee meets every February independent from the Board and more frequently as necessary with respect to compensation matters. The Committee has also acted in connection with regularly scheduled Board meetings to address a specific compensation matter or other topic required by its Charter. We have established processes and procedures for the consideration and determination of executive officer and director compensation. Our chief executive officer works closely with the Compensation Committee by making recommendations for base salary, annual incentive bonus, and long term incentive awards for our other executive officers. The Compensation Committee has broad authority with respect to compensation matters. It reviews the recommendations of the chief executive officer, deliberates and makes any necessary adjustments, and approves all compensation elements for our executive officers, including for our chief executive officer. We have followed a similar process in establishing compensation for our independent directors. The Compensation Committee does not delegate its authority to other persons, although it adopted a standing resolution in November 2005 approving the grant of stock options to purchase a specified number of shares (20,000) to any newly hired assistant vice president, our lowest tier of officer. Such a grant must be in accordance with the terms of the resolution, our long term incentive plan and our standard award agreements. Effective with our 2009 annual meeting of shareholders, a subcommittee consisting solely of the outside directors will approve any grant of stock options, as required by Section 162(m) of the Internal Revenue Code. To date, neither our management nor the Compensation Committee has engaged a compensation consultant.

Executive Sessions

Our independent directors meet regularly in executive session.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We are party to several agreements with Great American Insurance Company, our largest shareholder, relating to reinsurance and underwriting. The terms of these agreements, as described below, were negotiated by us and Great American Insurance Company. We believe that the terms of these agreements are comparable to those that we could obtain from independent third parties. Additionally, we previously entered into an agreement with Great American Insurance Company and Alan Spachman, our Chairman, relating to registration rights and rights of first refusal to buy back their shares in certain circumstances. Our Board of Directors has approved the terms of these agreements.

Reinsurance, Underwriting and Other Arrangements

Effective November 1, 1989, we became a party with Great American Insurance Company to an Underwriting Management Agreement pursuant to which we agreed to underwrite and service policies of insurance related to public commercial transportation and recreation vehicles for a fee. Currently, under the terms of the agreement, we pay Great American Insurance Company a fee based on a percentage ranging from 1.5% to 3.0% of written premiums. The written premiums totaled approximately $5.4 million in 2008. During 2008, the fees we paid to Great American Insurance Company under this agreement were approximately $0.1 million. Great American Insurance Company participates in our excess of loss treaties for public transportation, truck and Hawaii general commercial business. In 2008, premiums and losses ceded to Great American Insurance Company under these treaties totaled $3.5 million and $1.5 million, respectively. We, Great American Insurance Company and its affiliated insurance companies are also parties to a Reinsurance Agreement dated November 1, 1989 pursuant to which we assume all of the risk and exposure on the polices we administer under the terms of the Underwriting Management Agreement. We anticipate that these agreements will remain in force under the same terms and conditions for the foreseeable future. However, pursuant to its terms, the Underwriting Management Agreement may be terminated without cause by either party from time to time and is terminable immediately (but not automatically) upon termination of the related reinsurance treaty or if we no longer employ Mr. Spachman. Additionally, Great American Insurance Company, or its parent American Financial Group, Inc., perform certain services for us without charge including, without limitation, actuarial services and on a consultative basis internal audit, legal, accounting and other support services. We believe, based on discussions with Great American Insurance Company that these services will continue to be provided from the affiliated entity in the future.

Employment Agreement with Mr. Spachman

On March 12, 2007, we entered into an Employment and Non-Competition Agreement with Mr. Spachman, our chairman, pursuant to which he agreed to serve initially as our Chief Executive Officer, devoting a substantial portion of his efforts to an orderly transition of his duties to his successor as Chief Executive Officer and, after the appointment of his successor, as a senior advisor to us. We agreed to employ Mr. Spachman through the second anniversary of the date on which we appointed his successor or, if earlier, through December 31, 2009. We included a copy of Mr. Spachman’s agreement as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2006. Although we have summarized key provisions in this discussion, shareholders are encouraged to read the entire document for additional detail. Effective January 1, 2008, we promoted Mr. Michelson to succeed Mr. Spachman as our Chief Executive Officer. Therefore, Mr. Spachman’s agreement will expire on December 31, 2009.

As a senior advisor, Mr. Spachman performs such duties and has such responsibilities as he and our Board of Directors may mutually agree, and he is entitled to engage in other activities, including part-time employment by another employer. As senior advisor, among other things, Mr. Spachman evaluates merger and acquisition opportunities, serves as a consultant on organizational, operational and strategic planning initiatives, evaluates external candidates for certain open positions, manages Board of Directors’ meetings and represents us through communication with investors and attendance at investor conferences.

The agreement also subjects Mr. Spachman to non-competition and non-solicitation covenants. If Mr. Spachman becomes involved in the property and casualty insurance business, he must give us 60 days’ prior notice and give us a reasonable opportunity to consider possible relationships with the new business venture. We will enter into any such relationship only after arms-length negotiations between us and Mr. Spachman and only with the approval of a special committee of our Board of Directors and ultimately, the Audit Committee of our Board of Directors.

Under the agreement, we agreed to pay to Mr. Spachman a base salary of $330,000 per year, a guaranteed bonus equal to 100% of his base salary and an amount in payment for all accrued but unused vacation time. We also agreed to provide certain perquisites to Mr. Spachman during the term of the agreement (car allowance, standard office perquisites, office space and country club dues) and continue Mr. Spachman’s participation in our Long Term Incentive Plan and certain benefit plans in effect from time to time during the term of his employment. Mr. Spachman is not eligible to participate in our Management Bonus Program for accident year 2007 or any later year. For purposes of determining Mr. Spachman’s right to receive bonuses under our Management Bonus Plan for accident years before 2007, we will, unless we terminate his employment for cause, consider Mr. Spachman to be actively employed through the scheduled date of payment of such bonuses, see the “2008 Director Compensation” Table on page 32 for further information.

We will pay the compensation and benefits described above throughout the full scheduled term of the agreement if we terminate Mr. Spachman’s employment without cause or if he terminates his employment for good reason. The terms “cause” and “good reason” are each defined in the agreement. Cause means (1) a conviction of a felony, (2) dishonesty or willful misconduct that is materially detrimental or adverse to our best interests, (3) violation of non-competition or non-solicitation covenants or (4) abandonment or continuing neglect of duties. Good reason means (1) a material breach by us of the terms of the agreement, (2) a change in control or (3) appointment of a new chief executive officer without a supermajority vote of our Board.

If Mr. Spachman dies or becomes disabled during the term of the agreement, any payments remaining under the agreement will be made to him or his estate. Under any of these scenarios, all of Mr. Spachman’s unvested stock options will become fully vested and exercisable as of the date of termination.

Registration Rights Agreement and Right of First Refusal

Upon the completion of our initial public offering, we entered into an agreement with Great American Insurance Company and our Chairman, Alan Spachman, pursuant to which we granted each of them registration rights in exchange for our right of first refusal to buy back their shares in connection with certain proposed sales of their common shares. Our right of first refusal will be triggered by any gift, bequest, sale, exchange, transfer, assignment or other disposition of all or any portion of the common shares owned, whether beneficially or of record, by either of Mr. Spachman or Great American Insurance Company, other than the transfer of shares (1) in a charitable gift or a bequest, without consideration, so long as the number of common shares transferred to one person or group of related persons as a result of such gift or bequest or series of related gifts or bequests is less than 10.0% of our total issued and outstanding common shares immediately prior to such gift, (2) pursuant to an underwriting agreement, a purchase agreement or similar arrangement to which we, Great American Insurance Company and/or Mr. Spachman are party relating to an underwritten public offering of our common shares, (3) in a public or privately negotiated sale, so long as, to the knowledge of the selling shareholder, each purchaser in such negotiated sale or series of negotiated sales, either alone or as a member of a group of related or affiliated purchasers, will not be the beneficial owner of 10.0% or more of our total issued and outstanding common shares immediately following such sale, (4) pursuant to a tender offer or exchange offer approved or recommended by at least two-thirds of our shareholders or (5) to any trust or other entity, for financial planning or estate planning purposes, without consideration, the primary beneficiary of which is Mr. Spachman or his lineal descendants.

Business Opportunities for Mr. Spachman

As discussed above, there is a possibility that we will enter into certain relationships or business ventures with our current Chairman, Mr. Spachman. As of the date of this Proxy Statement, no transaction had been consummated with Mr. Spachman.

Review, Approval or Ratification of Transactions with Related Parties

We have established procedures for reviewing transactions between us and our directors and executive officers, their immediate family members and entities with which they have a position or relationship. These procedures help us evaluate whether any such related person transaction could impair the independence of a director or presents a conflict of interest on the part of a director or executive officer.

Our Audit Committee charter specifically requires the Audit Committee to review and approve all related party transactions and to further consider and review possible conflicts of interest of current or former directors and executive officers. In addition, our Code of Ethics and Conduct requires our directors, executive officers and all employees to provide full disclosure of the circumstances surrounding any potential conflict of interest and refrain from any related decision making process. Directors and officers must provide this full disclosure to our General Counsel and the Audit Committee. With respect to Mr. Spachman’s recently approved Employment and Non-Competition Agreement, in addition to the role of the Audit Committee, our Board has also established a special committee to review and formally approve the terms and conditions of any proposed business venture between Mr. Spachman and us.

To capture all relevant information with respect to such transactions, we annually require each of our directors and executive officers to complete a Code of Ethics and Conduct Acknowledgement form as well as a Director and Officer Questionnaire that, among other things, elicits information about related person transactions. Our General Counsel reviews the information disclosed in these documents, and reviews any unique circumstances potentially involving a related party transaction with our chief financial officer, other members of management and the Audit Committee, as warranted. The Audit Committee, often working with the full Board, reviews any specific fact patterns as required.

NOMINATIONS AND SHAREHOLDER PROPOSALS

In accordance with our Amended and Restated Code of Regulations (the “Regulations”), the only director candidates eligible for election at a meeting of shareholders are candidates nominated by or at the direction of the Board of Directors and candidates nominated at the meeting by a shareholder who has complied with the procedures set forth in the Regulations. We will give shareholders a reasonable opportunity at the meeting to nominate candidates for the office of director. However, the Regulations require that a shareholder wishing to nominate a director candidate must have first given our Secretary at least 60 days and not more than 90 days prior to the Annual Meeting date written notice setting forth or accompanied by (1) the name and residence of the shareholder and of each nominee specified in the notice, (2) a representation that the shareholder was a holder of record of our voting shares and intended to appear, in person or by proxy, at the meeting to nominate the persons specified in the notice and (3) the consent of each such nominee to serve as director if so elected.

Our proxy materials for the 2009 Annual Meeting of Shareholders will be mailed on or about March 30, 2009. The proxy form used by us for the Annual Meeting typically grants authority to the presiding officer to determine in his discretion whether business sought to be brought before any annual meeting or special meeting of the shareholders is properly presented at the meeting as to which adequate notice has not been received. In order for a notice to be deemed adequate for the 2010 Annual Meeting of Shareholders, it must be received by us by February 13, 2010. Additionally, a shareholder may submit a proposal for consideration at the 2009 Annual Meeting of Shareholders, but not for inclusion in next year’s Proxy Statement, if the shareholder gives timely written notice of such proposal in accordance with Section 8(c) of the Regulations. In general Section 8(c) provides that, to be timely, a shareholder’s notice must be delivered to our principal executive offices not less than 60 nor more than 90 days prior to the Annual Meeting date.

Any shareholder who wishes to submit a proposal to be considered for inclusion in next year’s Proxy Statement should send the proposal to us, addressed to the Secretary, so that it is received on or before the close of business on the 120th calendar day prior to the mailing date for next year’s Annual Meeting of Shareholders or approximately November 30, 2009. We suggest that all proposals be sent by certified mail, return receipt requested.

Our proxies for the 2009 Annual Meeting of Shareholders will confer discretionary authority to vote on any matter if we do not receive timely written notice of such matter in accordance with Section 8(c). For business to be properly requested by a shareholder to be brought before the 2009 Annual Meeting of Shareholders, the shareholder must comply with all of the requirements of Section 8(c), not just the timeliness requirements set forth above.

COMMUNICATIONS WITH DIRECTORS

Our Board of Directors has adopted procedures for shareholders to send written communications to an individual director or the Board as a group. Shareholders should clearly address such communications either to the Board of Directors or any or all of the non-management directors, at the election of the shareholder, and send to the following, who will forward any communications so received:

National Interstate Corporation

Secretary

3250 Interstate Drive

Richfield, Ohio 44286

CODE OF ETHICS AND CONDUCT

Our Board of Directors adopted a Code of Ethics and Conduct applicable to our directors, officers and employees. The Code of Ethics and Conduct is available on our Investor Relations website at http://invest.natl.com and upon written request to our Secretary, the address of whom is set forth immediately above. We intend to disclose amendments and any waivers to the Code of Ethics on our website.

Appendix A

NATIONAL INTERSTATE CORPORATION

LONG TERM INCENTIVE PLAN

(As Amended through March 16, 2009)

1. Purpose of the Plan. The purpose of this Plan is to attract, retain and motivate directors, consultants, officers and other key employees of National Interstate Corporation (the “Company”) and its Subsidiaries and to provide to such persons incentives and rewards for superior performance and contribution. The Company previously adopted the 1998 National Interstate Corporation Stock Option Plan, as amended (the “Prior Plan”). The Company amended and restated the Prior Plan as the National Interstate Corporation Long Term Incentive Plan, effective as of August 5, 2004 (the “Effective Date”), subject to the approval of the Company’s stockholders, which occurred on October 18, 2004. At that time, the Plan replaced and superseded the Prior Plan, provided that awards granted thereunder prior to the Effective Date continued in accordance with their terms.

2. Definitions. Capitalized terms used herein shall have the meanings assigned to such terms in this Section 2.

“Applicable Laws” means the requirements relating to the administration of equity-based compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Shares are listed or quoted and the applicable laws of any other country or jurisdiction where awards are granted under the Plan.

“Appreciation Right” means a right granted pursuant to Section 5 or Section 9 of this Plan, and shall include both Tandem Appreciation Rights and Free-Standing Appreciation Rights.

“Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Free-Standing Appreciation Right and a Tandem Appreciation Right.

“Board” means the Board of Directors of the Company.

“Change in Control” means any of the following events:

(i) Any person or group of persons acting together (with or without the approval of the Board) becomes the beneficial owner directly or indirectly (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of thirty percent (30%) or more of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of Directors (collectively, the “Company Voting Securities”); provided that, if any such person’s or persons’ beneficial ownership of the Company Voting Securities reaches or exceeds thirty percent (30%) as a result of a transaction described in paragraph (c)(i) below, and such person or persons subsequently acquire beneficial ownership of additional voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such person or persons to own thirty percent (30%) or more of the Company Voting Securities; and provided, further, that if at least a majority of the Board determines in good faith that such person or persons have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of the Company Voting Securities inadvertently, and such person or persons divests as promptly as practicable a sufficient number of shares so that such person or persons beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) less than thirty percent (30%) of the Company Voting Securities, then no Change in Control shall have occurred as a result of such acquisition. Except that, for the purpose of this paragraph:

(a) Beneficial ownership of thirty percent (30%) or more of the combined voting power of the Company Voting Securities by any of (x) the Company or any of its Subsidiaries, (y) a trustee or other fiduciary holding securities under an employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries, or (z) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Company Voting Securities shall be ignored;

(b) Notwithstanding the foregoing, beneficial ownership, directly or indirectly, of Company Voting Securities by Great American Insurance Company (“GAIC”) and any person acting together with GAIC shall not trigger a Change in Control under this definition unless and until GAIC (alone or together with such person(s)) beneficially owns, directly or indirectly, sixty-six and two thirds percent (66 2/3%) or more of the combined voting power of the Company Voting Securities; and

(c) The following acquisitions shall not be a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, or (iii) any acquisition by any person or group of persons pursuant to a transaction that complies with the provisions of paragraph (ii)(A), (B) and (C) below.

(ii) The stockholders of the Company approve a definitive agreement of reorganization, merger, consolidation, sale or other disposition of all or substantially all of the assets of the Company, acquisition of assets of another entity, or any similar transaction with any other entity (collectively, a “Business Combination”) or, if the consummation of such Business Combination is subject, at the time of such approval by the stockholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly); excluding, however, such a Business Combination pursuant to which (A) all or substantially all of the individuals and entities who were the beneficial owners of the Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 51% of, respectively, the then outstanding common shares and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of Directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, an entity that as a result of such Business Combination owns the Company or all or substantially all of the Company’s assets, either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination, of the Company Voting Securities, (B) no person or group of persons acting together (excluding any employee benefit plan (or related trust) of the Company or the entity resulting from such Business Combination) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the then outstanding common shares of the corporation resulting from the Business Combination or the combined voting power of the then outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from the Business Combination are Continuing Directors;

(iii) Continuing Directors cease to constitute at least a majority of the Directors; or

(iv) The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee described in Section 16 of the Plan.

“Common Shares” means shares of common stock, par value $0.01, of the Company or any security into which such Common Shares may be changed by reason of any transaction or event of the type referred to in Section 12 of this Plan.

“Company” has the meaning given such term in Section 1 of the Plan.

“Continuing Director” means any Director who either (i) was a Director on the Effective Date, or (ii) becomes a Director after the Effective Date and: (A) whose appointment or election was duly approved by the vote of a majority of the Continuing Directors who were Directors at the time of the appointment or election; or (B) whose nomination for election by the Company’s stockholders was included in the Company’s proxy statement in which such individual was named as one of the Company’s Director nominees where such proxy statement was approved by a majority of the Continuing Directors who were Directors at the time of the nomination.

“Covered Employee” means a Participant who is, or is determined by the Committee to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision).

“Date of Grant” means the date specified by the Committee on which a grant of Option Rights, Appreciation Rights, Performance Units or Performance Shares or a grant or sale of Restricted Shares or Deferred Shares, or awards granted under Section 10 shall become effective.

“Deferral Period” means the period of time during which Deferred Shares are subject to deferral limitations under Section 8 of this Plan.

“Deferred Shares” means an award made pursuant to Section 8 or Section 9 of this Plan of the right to receive Common Shares at the end of a specified Deferral Period.

“Director” means a member of the Board of Directors of the Company.

“Effective Date” has the meaning given such term in Section 1 of the Plan.

“Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee which sets forth the terms and conditions of the Option Rights, Appreciation Rights, Performance Units, Performance Shares, Restricted Shares, Deferred Shares, or awards granted under Section 10. An Evidence of Award may be in an electronic medium, may be limited to a notation on the books and records of the Company and, with the approval of the Committee, need not be signed by a representative of the Company or a Participant.

“Free-Standing Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of this Plan that is not granted in tandem with an Option Right.

“Incentive Stock Options” means Option Rights that are intended to qualify as “incentive stock options” under Section 422 of the Code or any successor provision. For purposes of clarity, Incentive Stock Options may only be granted to officers and other key employees of the Company and its Subsidiaries.

“Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Units or Performance Shares or, when so determined by the Committee, Option Rights, Appreciation Rights and Restricted Shares pursuant to this Plan. Management Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of the Subsidiary, division, department, region or function within the Company or Subsidiary in which the Participant is employed. The Management Objectives may be made relative to the performance of other corporations. The Management Objectives applicable to any award to a Covered Employee that is intended to qualify for the performance-based compensation exception to Section 162(m) of the Code shall be based on specified levels of or growth in one or more of the following criteria: revenues, earnings from operations, earnings from underwriting activities, earnings from investment activities, earnings before or after interest and taxes, net income, cash flow, earnings per share, debt to capital ratio, economic value added, return on total capital, return on invested capital, return on equity, return on assets, total return to stockholders earnings before or after interest, depreciation, amortization or extraordinary or special items, return on investment, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, cash flow in excess of cost of capital, operating margin, profit margin, stock price and/or strategic business criteria consisting of one or more objectives based on meeting specified product development, strategic partnering, research and development, market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures. Management Objectives may be stated as a combination of the listed factors. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances (including those events and circumstances described in Section 12 of this Plan) render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable, except in the case of a Covered Employee to the extent that such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

“Market Value per Share” means, as of any particular date, (i) the closing sale price per Common Share as reported on the principal exchange on which Common Shares are then trading, if any, or if applicable the Nasdaq National Market System, or if there are no sales on such day, on the next preceding trading day during which a sale occurred, or (ii) if clause (i) does not apply, the fair market value of a Common Share as determined by the Committee.

“Non-Employee Director” means a Director who is not an employee of the Company or any Subsidiary.

“Optionee” means the optionee named in an agreement evidencing an outstanding Option Right.

“Option Price” means the purchase price payable on exercise of an Option Right.

“Option Right” means the right to purchase Common Shares upon exercise of an option granted pursuant to Section 4 or Section 9 of this Plan.

“Participant” means a person who is selected by the Committee to receive benefits under this Plan and who is at the time a consultant, an officer, or other key employee of the Company or any of its Subsidiaries, or who has agreed to commence serving in any such capacities within 90 days of the Date of Grant, and shall also include each Non-Employee Director who receives an award of Option Rights, Appreciation Rights, Restricted Shares, Deferred Shares or any awards under Section 10.

“Performance Period” means, in respect of a Performance Unit or Performance Share, a period of time established pursuant to Section 6 of this Plan within which the Management Objectives relating to such Performance Share or Performance Unit are to be achieved.

“Performance Share” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Section 6 of this Plan.

“Performance Unit” means a bookkeeping entry that records a unit equivalent to $1.00 awarded pursuant to Section 6 of this Plan.

“Plan” means this National Interstate Corporation Long Term Incentive Plan, as amended from time to time.

“Prior Plan” has the meaning given such term in Section 1 of the Plan.

“Restricted Shares” means Common Shares granted or sold pursuant to Section 7 or Section 9 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers referred to in such Section 7 has expired.

“Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised, or on the date when Option Rights are surrendered in payment of the Option Price of other Option

Rights, over the per share Option Price or per share Base Price provided for in the related Option Right or Free-Standing Appreciation Right, respectively.

“Subsidiary” means a corporation, company or other entity which is designated by the Committee and in which the Company has a direct or indirect ownership or other equity interest, provided, however, that (i) for purposes of determining whether any person may be a Participant with respect to any grant of Incentive Stock Options, the term “Subsidiary” has the meaning given to such term in Section 424 of the Code, as interpreted by the regulations thereunder and applicable law; and (ii) for purposes of determining whether any person may be a Participant with respect to any grant of Option Rights or Appreciation Rights that are intended to be exempt from Section 409A of the Code, the term “Subsidiary” means any corporation, company or other entity as to which the Company is an “eligible issuer of service recipient stock” (within the meaning of 409A of the Code).

“Tandem Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of this Plan that is granted in tandem with an Option Right.

3. Shares Available Under the Plan.

a. Subject to adjustment as provided in Section 3(b) and Section 12 of this Plan, the number of Common Shares that may be issued or transferred (i) upon the exercise of Option Rights (other than Option Rights granted prior to the Effective Date under the Prior Plan) or Appreciation Rights, (ii) as Restricted Shares, (iii) in payment of Deferred Shares, (iv) in payment of Performance Units or Performance Shares that have been earned, (v) as awards to Non-Employee Directors, (vi) in payment of awards granted under Section 10 of the Plan or (vii) in payment of dividend equivalents paid with respect to awards made under the Plan shall not exceed in the aggregate 921,200 Common Shares, plus any shares described in Section 3(b). Notwithstanding the preceding sentence, but subject to adjustment as provided in Section 12 of this Plan, the number of Common Shares that may be issued or transferred upon the exercise of Option Rights granted prior to the Effective Date under the Prior Plan may not exceed 888,000 Common Shares, provided, however, that the number of shares specified in this sentence shall not be subject to Section 3(b). Such shares may be shares of original issuance, treasury shares or a combination of the foregoing.

b. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments in the number of Common Shares available in Section 3(a) above or otherwise specified in the Plan or in any award granted hereunder if the number of Common Shares actually delivered differs from the number of Common Shares previously counted in connection with an award. Common Shares subject to an award that is canceled, expired, forfeited, settled in cash or is otherwise terminated without a delivery of Common Shares to the Participant will again be available for awards, and Common Shares withheld in payment of the exercise price or taxes relating to an award and Common Shares equal to the number surrendered in payment of any exercise price or taxes relating to an award shall be deemed to constitute Common Shares not delivered to the Participant and shall be deemed to again be available for awards under the Plan. This Section 3(b) shall apply to the number of Common Shares reserved and available for Incentive Stock Options only to the extent consistent with applicable Treasury regulations relating to Incentive Stock Options under the Code.

c. Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary and subject to adjustment as provided in Section 12 of this Plan, following the Effective Date (i) the aggregate number of Common Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options shall not exceed 921,200 Common Shares; (ii) no Participant shall be granted Option Rights and Appreciation Rights, in the aggregate, for more than 115,200 Common Shares during any calendar year; and (iii) no Non-Employee Director shall be granted Option Rights, Appreciation Rights, Restricted Shares and Deferred Shares, in the aggregate, for more than 69,000 Common Shares during any calendar year.

d. Notwithstanding any other provision of this Plan to the contrary, in no event shall any Participant in any calendar year receive an award of (i) Performance Shares, Restricted Shares specifying Management Objectives, or awards granted under Section 10 of the Plan specifying Management Objectives, in the aggregate, for more than 69,000 Common Shares or (ii) Performance Units having an aggregate maximum value as of their respective Dates of Grant in excess of $375,000.

4. Option Rights. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Option Rights. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the limitations, contained in the following provisions:

a. Each grant shall specify the number of Common Shares to which it pertains, subject to adjustments as provided in Section 12 of this Plan.

b. Each grant shall specify an Option Price per share, which may not be less than the Market Value per Share on the Date of Grant.

c. Each grant shall specify whether the Option Price shall be payable (i) in cash or by check acceptable to the Company, (ii) with the approval of the Committee, by the actual or constructive transfer to the Company of Common Shares owned by the Optionee having a value at the time of exercise equal to the total Option Price, or (iii) by a combination of such methods of payment.

d. To the extent permitted by law, any grant may provide for (i) deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the shares to which such exercise relates; (ii) payment of the Option Price, at the election of the Optionee, in installments, with or without interest, upon terms determined by the Committee; or (iii) any combination of such methods.

e. Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

f. Each grant shall specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary that is necessary before the Option Rights or installments thereof will become exercisable and may provide for the earlier exercise of such Option Rights in the event of a Change in Control, retirement, death or disability of the Optionee or other similar transaction or event as approved by the Committee.

g. Any grant of Option Rights may specify Management Objectives that must be achieved as a condition to the exercise of such rights.

h. Option Rights granted under this Plan may be (i) options, including, without limitation, Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended so to qualify, or (iii) combinations of the foregoing.

i. The exercise of an Option Right shall result in the cancellation on a share-for-share basis of any Tandem Appreciation Right authorized under Section 5 of this Plan.

j. No Option Right shall be exercisable more than 10 years from the Date of Grant.

k. Each grant of Option Rights shall be evidenced by an Evidence of Award which shall contain such terms and provisions, consistent with this Plan and applicable sections of the Code, as the Committee may approve.

l. The Committee may, at or after the Date of Grant of any Option Rights (other than Incentive Stock Options), provide for the payment of dividend equivalents to the Optionee on either a current or deferred or contingent basis or may provide that such equivalents shall be credited against the Option Price.

5. Appreciation Rights.

a. The Committee may authorize the granting (i) to any Optionee, of Tandem Appreciation Rights in respect of Option Rights granted hereunder, and (ii) to any Participant, of Free-Standing Appreciation

Rights. A Tandem Appreciation Right shall be a right of the Optionee, exercisable by surrender of the related Option Right, to receive from the Company an amount determined by the Committee, which shall be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise. Tandem Appreciation Rights may be granted at any time prior to the exercise or termination of the related Option Rights; provided, however, that a Tandem Appreciation Right awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option. A Free-Standing Appreciation Right shall be a right of the Participant to receive from the Company an amount determined by the Committee, which shall be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise.

b. Each grant of Appreciation Rights may utilize any or all of the authorizations, and shall be subject to all of the requirements, contained in the following provisions:

(i) Any grant may specify that the amount payable on exercise of an Appreciation Right may be paid by the Company in cash, in Common Shares or in any combination thereof and may either grant to the Participant or retain in the Committee the right to elect among those alternatives.

(ii) Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Committee at the Date of Grant.

(iii) Each grant shall specify the period or periods of continuous service by the Employee with the Company or any Subsidiary that is necessary before the Appreciation Right or installments thereof will become exercisable and may provide for the earlier exercise of such Appreciation Rights in the event of a Change in Control, retirement, death or disability of the Employee or other similar transaction or event as approved by the Committee.

(iv) Each grant of an Appreciation Right shall be evidenced by an Evidence of Award, which shall describe such Appreciation Right, identify any related Option Right, state that such Appreciation Right is subject to all the terms and conditions of this Plan, and contain such other terms and provisions, consistent with this Plan and applicable sections of the Code, as the Committee may approve.

(v) Any grant may provide for the payment to the Participant of dividend equivalents thereon in cash or Common Shares on a current, deferred or contingent basis.

c. Any grant of Tandem Appreciation Rights shall provide that such Rights may be exercised only at a time when the related Option Right is also exercisable and at a time when the Spread is positive, and by surrender of the related Option Right for cancellation.

d. Regarding Free-Standing Appreciation Rights only:

(i) Each grant shall specify in respect of each Free-Standing Appreciation Right a Base Price, which shall not be less than the Market Value per Share on the Date of Grant;

(ii) Successive grants may be made to the same Participant regardless of whether any Free-Standing Appreciation Rights previously granted to the Participant remain unexercised; and

(iii) No Free-Standing Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant.

e. Any grant of Appreciation Rights may specify Management Objectives that must be achieved as a condition to exercise such rights.

6. Performance Units and Performance Shares. The Committee may also authorize the granting to Participants of Performance Units and Performance Shares that will become payable (or payable early) to a Participant upon achievement of specified Management Objectives. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the limitations, contained in the following provisions:

a. Each grant shall specify the number of Performance Units or Performance Shares to which it pertains, which number may be subject to adjustment to reflect changes in compensation or other factors;

provided, however, that no such adjustment shall be made in the case of a Covered Employee where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

b. The Performance Period with respect to each Performance Unit or Performance Share shall be such period of time commencing with the Date of Grant as shall be determined by the Committee at the time of grant.

c. Any grant of Performance Units or Performance Shares shall specify Management Objectives which, if achieved, will result in payment or early payment of the award, and each grant may specify in respect of such specified Management Objectives a minimum acceptable level of achievement and shall set forth a formula for determining the number of Performance Units or Performance Shares that will be earned if performance is at or above the minimum level, but falls short of full achievement of the specified Management Objectives. The grant of Performance Units or Performance Shares shall specify that, before the Performance Shares or Performance Units shall be earned and paid, the Committee must determine that the Management Objectives have been satisfied.

d. Each grant shall specify the time and manner of payment of Performance Units or Performance Shares that have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Company to the Participant in cash, in Common Shares or in any combination thereof, and may either grant to the Participant or retain in the Committee the right to elect among those alternatives.

e. Any grant of Performance Units may specify that the amount payable or the number of Common Shares issued with respect thereto may not exceed maximums specified by the Committee at the Date of Grant. Any grant of Performance Shares may specify that the amount payable with respect thereto may not exceed a maximum specified by the Committee at the Date of Grant.

f. Each grant of Performance Units or Performance Shares shall be evidenced by an Evidence of Award, which shall contain such terms and provisions, consistent with this Plan and applicable sections of the Code, as the Committee may approve.

g. The Committee may, at or after the Date of Grant of Performance Shares, provide for the payment of dividend equivalents to the holder thereof on either a current or deferred or contingent basis, either in cash or in additional Common Shares.

7. Restricted Shares. The Committee may also authorize the grant or sale of Restricted Shares to Participants. Each such grant or sale may utilize any or all of the authorizations, and shall be subject to all of the limitations, contained in the following provisions:

a. Each such grant or sale shall constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.

b. Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than Market Value per Share at the Date of Grant.

c. Each such grant or sale shall provide that the Restricted Shares covered by such grant or sale shall be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee at the Date of Grant and may provide for the earlier lapse of such substantial risk of forfeiture in the event of a Change in Control, retirement, or death or disability of the Employee or other similar transaction or event as approved by the Committee.

d. Each such grant or sale shall provide that during the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares shall be prohibited or restricted in the manner and to the extent prescribed by the Committee at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture in the hands of any transferee).

e. Any grant of Restricted Shares may specify Management Objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such shares. Each grant may specify in respect of such Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of Restricted Shares on which restrictions will terminate if performance is at or above the minimum level, but falls short of full achievement of the specified Management Objectives.

f. Any such grant or sale of Restricted Shares may require that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and reinvested in additional Restricted Shares, which may be subject to the same restrictions as the underlying award.

g. Each grant or sale of Restricted Shares shall be evidenced by an Evidence of Award, which shall contain such terms and provisions, consistent with this Plan and applicable sections of the Code, as the Committee may approve. Unless otherwise directed by the Committee, all certificates representing Restricted Shares shall be held in custody by the Company until all restrictions thereon shall have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such Shares.

8. Deferred Shares. The Committee may also authorize the grant or sale of Deferred Shares to Participants. Each such grant or sale may utilize any or all of the authorizations, and shall be subject to all of the requirements contained in the following provisions:

a. Each such grant or sale shall constitute the agreement by the Company to deliver Common Shares to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions during the Deferral Period as the Committee may specify.

b. Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

c. Each such grant or sale shall be subject to a Deferral Period as determined by the Committee at the Date of Grant, and may provide for the earlier lapse or other modification of such Deferral Period in the event of a Change in Control, retirement, or death or disability of the Employee or other similar transaction or event as approved by the Committee.

d. During the Deferral Period, the Participant shall have no right to transfer any rights under his or her award and shall have no rights of ownership in the Deferred Shares and shall have no right to vote them, but the Committee may, at or after the Date of Grant, authorize the payment of dividend equivalents on such Shares on either a current or deferred or contingent basis, either in cash or in additional Common Shares.

e. Each grant or sale of Deferred Shares shall be evidenced by an Evidence of Award, which shall contain such terms and provisions, consistent with this Plan and applicable sections of the Code, as the Committee may approve.

9. Awards to Non-Employee Directors. The Board may, from time to time and upon such terms and conditions as it may determine, authorize the grant to Non-Employee Directors of Option Rights under Section 4, Appreciation Rights under Section 5, Restricted Shares under Section 7, Deferred Shares under Section 8, other awards under Section 10, or any combination of the foregoing.

10. Other Awards.

a. The Committee is authorized, subject to limitations under applicable law, to grant to any Participant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares or factors that may influence the value of Common Shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Shares, purchase rights for Common Shares, awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of Common Shares or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of, the Company. The Committee shall determine the terms and conditions of such awards. Common Shares delivered pursuant to an award in the nature of a purchase right granted under this Section 10 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Common Shares, other awards, notes or other property, as the Committee shall determine.

b. Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 10 of the Plan.

c. The Committee is authorized to grant Common Shares as a bonus, or to grant Common Shares or other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee.

11. Transferability.

a. Except as otherwise determined by the Committee, no Option Right, Appreciation Right or other derivative security granted under the Plan shall be transferable by a Participant other than by will or the laws of descent and distribution. Except as otherwise determined by the Committee, Option Rights and Appreciation Rights shall be exercisable during the Optionee’s lifetime only by him or her or by his or her guardian or legal representative.

b. The Committee may specify at the Date of Grant that part or all of the Common Shares that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Deferral Period applicable to Deferred Shares or upon payment under any grant of Performance Units or Performance Shares or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 7 of this Plan, shall be subject to further restrictions on transfer.

12. Adjustments. The Committee shall make or provide for such adjustments in the numbers of Common Shares covered by outstanding Option Rights, Appreciation Rights, Performance Shares, Deferred Shares and share-based awards described in Section 10 of the Plan granted hereunder, in the Option Price and Base Price provided in outstanding Appreciation Rights, and in the kind of shares covered thereby, as the Committee, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, including the share split that is contemplated to be effective prior to the Company’s proposed initial public offering (if any), or (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets (including, without limitation, a special or large non-recurring dividend), issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for any or all outstanding awards under this Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced. The Committee may also make or provide for such adjustments in the numbers of shares specified in Section 3 of this Plan as the Committee in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Section 12; provided, however, that any such adjustment to the number specified in Section 3(c)(i) shall be made only if and to the extent that such adjustment would not cause any Option intended to qualify as an Incentive Stock Option to fail so to qualify. In no event shall any adjustment be required under this Section 12 if the Committee determines that such action could cause an award to fail to satisfy the conditions of an applicable exception from the requirements of Section 409A of the Code or otherwise could subject a Participant to the additional tax imposed under Section 409A in respect of an outstanding award.

13. Fractional Shares. The Company shall not be required to issue any fractional Common Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

14. Withholding Taxes. The Company shall have the right to deduct from any payment under this Plan an amount equal to the federal, state, local, foreign and other taxes which in the opinion of the Company are required to be withheld by it with respect to such payment and to the extent that the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld. At the discretion of the Committee, such arrangements may include relinquishment of a portion of such benefit pursuant to procedures adopted by the Committee from time to time.

15. Foreign Employees. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Corporate Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, shall include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.

16. Administration of the Plan.

a. This Plan shall be administered by the Compensation Committee of the Board. A majority of the Committee shall constitute a quorum, and the action of the members of the Committee present at any meeting at which a quorum is present, or acts unanimously approved in writing, shall be the acts of the Committee. The Board may perform any function of the Committee hereunder, and the Board shall perform all functions of the Committee with respect to any award for a Non-Employee Director, in which case the term “Committee” shall refer to the Board.

b. The interpretation and construction by the Committee of any provision of this Plan or of any agreement, notification or document evidencing the grant of Option Rights, Appreciation Rights, Restricted Shares, Deferred Shares, Performance Units, Performance Shares or any awards granted under Section 10 of the Plan and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or document shall be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith.

17. Amendments and Other Matters.

a. The Board may at any time and from time to time amend the Plan in whole or in part; provided, however, that any amendment which must be approved by the stockholders of the Company in order to comply with applicable law or the rules of the Nasdaq National Market System or, if the Common Shares are not traded on the Nasdaq National Market System, the principal national securities exchange upon which the Common Shares are traded or quoted, shall not be effective unless and until such approval has been obtained. Presentation of this Plan or any amendment thereof for stockholder approval shall not be construed to limit the Company’s authority to offer similar or dissimilar benefits under other plans or otherwise with or without stockholder approval. Without limiting the generality of the foregoing, the Board of Directors may amend this Plan to eliminate provisions which are no longer necessary as a result in changes in tax or securities laws or regulations, or in the interpretation thereof.

b. Except as otherwise expressly provided in Section 19 hereof, the Committee shall not, without the further approval of the stockholders of the Company, authorize the amendment of any outstanding Option Right or Appreciation Right to reduce the Option Price or Base Price. Furthermore, no Option Right or Appreciation Right shall be cancelled and replaced with awards having a lower Option Price or Base Price, respectively, without further approval of the stockholders of the Company. This Section 17(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and shall not be construed to prohibit the adjustments provided for in Section 12 of this Plan.

c. The Committee also may permit Participants to elect to defer the issuance of Common Shares or the settlement of awards in cash under the Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan. The Committee also may provide that deferred issuances and settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts.

d. The Committee may condition the grant of any award or combination of awards authorized under this Plan on the deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

e. In case of a Change in Control of the Company, or in the case of a termination of employment of a Participant by reason of death, disability or normal or early retirement, or in the case of hardship of a Participant or other special circumstances, the Committee may, in its sole discretion, accelerate the time at which any Option Right or Appreciation Right may be exercised or the time when a Performance Unit or Performance Share shall be deemed to have been fully earned or the time when a substantial risk of forfeiture or prohibition on transfer of Restricted Shares shall lapse or the time when a Deferral Period shall end. In addition, the Committee may, in its sole discretion, modify any Option Right or Appreciation Right to extend the period following termination of a Participant’s employment to the Company or any Subsidiary during which such award will remain outstanding and be exercisable, provided that no such extension shall result in any award being exercisable more than ten years after the Date of Grant.

f. This Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor shall it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

g. To the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision shall be null and void with respect to such Option Right. Such provision, however, shall remain in effect for other Option Rights and there shall be no further effect on any provision of this Plan.

h. Subject to Section 20, this Plan shall continue in effect until the date on which all Common Shares available for issuance or transfer under this Plan have been issued or transferred and the Company has no further obligation hereunder.

i. Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right or title to any assets, funds or property of the Company or any Subsidiary, including without limitation, any specific funds, assets or other property which the Company or any Subsidiary may set aside in anticipation of any liability under the Plan. A Participant shall have only a contractual right to an award or the amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.

j. This Plan and each Evidence of Award shall be governed by the laws of the State of Ohio, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

k. If any provision of the Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

18. Applicable Laws. The obligations of the Company with respect to awards under the Plan shall be subject to all Applicable Laws and such approvals by any governmental agencies as the Committee determines may be required.

19. Prior Plan. Option Rights and dividend equivalents granted prior to the Effective Date under the Prior Plan shall be subject to the limitations contained in the following provisions:

a. Unless and until forfeited, cancelled or terminated, and except as otherwise provided in this Section 19, each Option Right will become exercisable to the extent of one-fifth of the Common Shares specified in the Evidence of Award on December 31 of the year in which occurs the Date of Grant and on each of the first four anniversaries of such December 31. A Participant’s Option Rights shall be forfeited (to the extent they have not become exercisable pursuant to the preceding sentence), if he or she ceases to be continuously employed by the Company and its Subsidiaries for any reason.

b. A Participant’s Option Rights and related dividend equivalents will terminate on the earliest of the following dates: (i) sixty days following the date of the Participant’s termination of employment with the Company and its Subsidiaries for any reason; or (ii) ten years from the Date of Grant. Any dividend equivalents also shall terminate upon the exercise, forfeiture or cancellation of the related Option Rights.

c. Any dividend equivalents shall be credited against the Option Price with respect to unvested Option Rights and shall be paid in cash with respect to vested Option Rights.

d. Notwithstanding anything contained in this Plan to the contrary: (i) with respect to Option Rights granted under the Prior Plan before January 1, 2004, the Company, in its sole discretion, may at any time require Participants to exercise all vested Option Rights, all unvested Option Rights, or both, and the Option Price of such Option Rights shall be reduced by 25%; and (ii) with respect to Option Rights granted under the Prior Plan on or after January 1, 2004, the Company, in its sole discretion, may at any time require Participants to exercise all vested Option Rights (without a reduction in the Option Price) and forfeit all unvested Option Rights.

20. Termination. No grant shall be made under this Plan more than 10 years after the date on which this amended Plan is approved by the Board of Directors of the Company, but all grants effective on or prior to such date shall continue in effect thereafter subject to the terms thereof and of this Plan.

21. Compliance with Section 409A of the Code. Awards granted under this Plan shall be designed and administered in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Code. To the extent that the Committee determines that any award granted under the Plan is subject to Section 409A of the Code, the Evidence of Award shall incorporate the terms and conditions necessary to avoid the imposition of an additional tax under Section 409A of the Code upon a Participant. Notwithstanding any other provision of the Plan or any Evidence of Award (unless the Evidence of Award provides otherwise with specific reference to this Section), an award shall not be granted, deferred, accelerated, extended, paid out, settled, substituted or modified under this Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant. Although the Company intends to administer the Plan so that awards will be exempt from, or will comply with, the requirements of Section 409A of the Code, the Company does not warrant that any award under the Plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local, or non-United States law. Neither the Company, its Subsidiaries, nor their respective directors, officers, employees or advisers shall be liable to any Participant (or any other individual claiming a benefit through the Participant) for any tax, interest, or penalties the Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any award under the Plan. Any reference in this Plan to Section 409A of the Code will also include the applicable proposed, temporary or final regulations, or any other guidance, issued with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

3250 Interstate Drive • Richfield, Ohio 44286

www.nationalinterstate.com

c/o National City Bank

Shareholder Services Operations

Locator 5352

P. O. Box 94509

Cleveland, OH 44101-4509

ê FOLD AND DETACH HERE ê

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on April 29, 2009

The undersigned hereby appoints David W. Michelson, Julie A. McGraw and Arthur J. Gonzales, and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote, as indicated herein, all the Common Shares of National Interstate Corporation held of record by the undersigned on March 3, 2009, at the Annual Meeting of Shareholders to be held on April 29, 2009 at 9:00 A.M., or any adjournment thereof, with all the powers the undersigned would possess if then and there personally present (and at their discretion to cumulate votes in the election of directors if cumulative voting is invoked by a shareholder through proper notice to the corporation). Receipt of Notice of Annual Meeting of Shareholders and the related Proxy Statement dated March 30, 2009, is hereby acknowledged.

Dated: , 2009

Signature

Signature if held jointly
Please sign as your name appears hereon. If shares are held jointly, all holders must sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE DATE, SIGN AND RETURN IN THE ENCLOSED ENVELOPE – NO POSTAGE NECESSARY

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

ê FOLD AND DETACH HERE ê

NATIONAL INTERSTATE CORPORATION	PROXY

This proxy when properly executed will be voted as specified by the shareholder. If no specifications are made, the proxy holders will, except to the extent they exercise their discretion to cumulate votes in the election of directors, vote FOR the nominees described in Proposal 1 and FOR Proposals 2 and 3. If cumulative voting is invoked by a shareholder through proper notice to the corporation, this proxy will give the proxy holders authority, in their discretion, to cumulate all votes to which the undersigned is entitled in respect of the shares represented by this proxy and allocate them in favor of one or more of the nominees for director if any situation arises which, in the opinion of the proxy holders, makes such action necessary or desirable.

The Board of Directors recommends a vote FOR the election of nominees as director and FOR Proposals 2 and 3.

1.	Election of Class I Directors

Nominees:	Joseph E. (Jeff) Consolino	Theodore H. Elliott, Jr.	Gary J.Gruber	Donald D. Larson

☐ FOR all nominees listed above (except as marked to the contrary below).	☐ WITHHOLD AUTHORITY to vote for all nominees listed above.

Instructions: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.

2.	Approval of the National Interstate Corporation Long Term Incentive Plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for 2009.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	In their discretion, to vote upon such other business as may properly come before the meeting. (Continued on reverse side)